UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACTIONVIEW INTERNATIONAL, INC.
(formerly Acquisition Media, Inc.)
(Name of Small Business Issuer in its Charter)

Nevada	7900	87-0542172
(State or jurisdiction of incorporation	(Primary Standard Industrial	I.R.S. Employer
or organization)	Classification Code Number)	Identification No.)

103 – 221 East 10th Avenue
Vancouver, B.C.
V5T 4V1
Canada
Tel: (604) 878-0200
Toll Free: 1-866-878-0200
Fax: (604) 879-8224

(Address and telephone number of Registrant’s principal executive offices and principal place of business)

Resident Agent’s of Nevada
711 South Carson Street Suite 4
Carson City, Nevada 89701
Tel: (775) 882-4641
Fax: (775) 882-6818

(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional  securities for an offering pursuant to Rule 462(b)  under the Securities Act, please check the  following box and list the Securities Act  registration number of the earlier effective  registration statement for the same offering. ☐

If this Form is a post-effective amendment filed  pursuant to Rule 462(c) under the Securities Act,  check the following box and list the Securities  Act registration statement number of the earlier  effective registration statement for the same  offering.  ☐

If this Form is a post-effective amendment filed  pursuant to Rule 462(d) under the Securities Act,  check the following box and list the Securities  Act registration statement number of the earlier  effective registration statement for the same  offering.  ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed offering	Proposed gross	Amount of
securities to be	registered (1)	price per share (2)	proceeds from	registration fee
registered			offering price

Common Stock	6,837,500	$0.10	$683,750	$80.48

ActionView hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until ActionView files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	The total number of shares of common stock to be sold by shareholders on a continuous offering basis under Rule 415;
(2)	Estimated for the purpose of calculating the registration fee

PROSPECTUS

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)

Suite 103 – 221 East 10th Avenue
Vancouver, B.C.
V5T 4V1
Canada
Tel: (604) 878-0200
Toll Free: 1-866-878-0200
Fax: (604) 879-8224

6,837,500 Shares
Common Stock

     ActionView International, Inc. (“ActionView”), a Nevada corporation, is hereby offering shares of common stock pursuant to the terms of this prospectus. A total of 6,837,500 shares of common stock are to be registered for selling shareholders;

     This prospectus relates to the resale of up to 6,837,500 shares of common stock by our shareholders who are hereinafter referred to as selling shareholders.

     Shares of the Company’s common stock are posted for trading on the NASD’s OTCBB under the symbol “AVWI” and also on the Berlin-Breman stock exchange under the symbol “VW6”.

     There is currently a limited market for the Company’s securities on the OTCBB. The selling shareholders will sell the shares from time to time at $0.10 or whatever other market prices prevail.

     The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See “Risk Factors” on page 7).

     These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, Dated: <>, 2005

PART II

Indemnification of Officers and Directors	42
Other Expenses of Issuance and Distribution	43
Recent Sales of Unregistered Securities	43
Exhibits	45
Undertakings	46
Signatures	47

PART I

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

ActionView International, Inc. formerly known as Acquisition Media, Inc. currently trades on the OTC Bulletin Board under the symbol “AVWI” and is referred to in this Form SB-2 as the “Company”, the “Registrant” or the “Issuer”. The company is also listed for trading on the Berlin-Bremen Stock Exchange under the symbol “VW6”.

ActionView International, Inc. was incorporated on January 26, 1986, as Vantage, Inc., under the laws of the State of Nevada. Following a number of name changes since incorporation, the Company changed its name again to ActionView International, Inc. on August 20, 2003. This was done to better reflect its new business operations during the process of acquiring 100% of ActionView Advertising Systems, Inc. and related technology rights through its wholly owned subsidiary company, 6126421 Canada Ltd. This acquisition was closed in September 2003.

The Company currently engages in the manufacturing, assembly and marketing of programmable scrolling backlit billboard poster signs used in point-of-sale and outdoor advertising locations. The Company’s business model has two basic revenue streams: (i) ad revenues from company owned signs placed in high traffic locations by Ad Agencies with whom the Company shares the revenue; and (ii) sale of signs to franchise operators along with on-going royalty revenue from advertising on the signs in local market areas.

In connection with its ad revenue business from Company-owned signs, the Company completed the incorporation of ActionView Far East Limited in early 2004 for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong.

The Offering.

A total of 6,837,500 shares of common stock are to be registered for selling shareholders.

Liquidity of Investment.

Although the shares will be free of resale restrictions once qualified by this Prospectus, there presently exists only a limited public market for the shares. The Company’s securities trade on the NASD’s OTCBB under the symbol “AVWI”. Therefore, an investor may not be able to sell shares when he or she wishes; therefore, an investor should consider his or her investment to be long-term.

Summary Financial Information

	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002
Revenues	130,866	40,790	0
Gross Profit	65,660	22,690	0
Operating Expenses	1,525,372	984,104	224,820
Net Loss after interest expense	(1,459,712)	(961,414)	(224,820)
Working Capital (Deficiency)	(360,661)	275,309	(822,677)
Net Cash used in Operating Activities	(685,529)	(551,234)	(490)
Current Assets	227,849	549,040	7
Total Assets	2,740,120	3,214,959	7
Current Liabilities	588,510	273,731	822,683
Total Liabilities	621,744	320,571	822,683
Accumulated Deficit	(4,012,755)	(2,553,043)	(1,591,629)

Risk Factors.

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all other information set forth in this prospectus.

Investors should consider each of the following risk factors and the other information in this Registration Statement, including ActionView’s financial statements and the related notes thereto, in evaluating the Company’s business and prospects. The risks and uncertainties described below are not the only ones that impact on ActionView’s business. Additional risks and uncertainties not presently known to the Company or that the Company currently considers immaterial may also impair its business operations. If any of the following risks actually occur, the Company’s business and financial results could be harmed.

Risks associated with ActionView’s own business and products:

1. The advertising services industry could be impacted by global economic weakness which reduces advertising expenditures and which could negatively affect the Company’s revenues and operating results.

2. ActionView lacks an operating history and has accumulated significant losses that may or may not continue into the future. If the losses continue, the Company might have to suspend or cease operations.

3. ActionView will derive most of its revenues from sales outside North America and numerous factors related to international business activities subject the Company to risks that could reduce the demand for its products and negatively affect its operating results.

4. ActionView depends primarily upon two suppliers for the components to produce its sign products. Any disruptions in the operations of, or the loss of, these suppliers could harm the Company’s ability to meet its delivery obligations to its customers and could increase its cost of sales.

5. A reduction or interruption in sign product supply or a significant increase in product prices could have a material adverse effect on ActionView’s business and profitability.

6. Defects or errors in ActionView’s products or in the components made by its principal suppliers could harm the Company’s relations with its customers and expose it to forms of product liability. Similar problems related to the products of ActionView’s customers would also harm its business.

7. If ActionView experiences any product liability claims or recalls, the Company may also incur significant expenses and experience decreased demand for its products.

8. ActionView’s business and operations would suffer if its sign products or systems fail.

Risks associated with ActionView’s industry:

9. The out-of-home advertising services industry is subject to rapid technological change that ActionView must keep pace with to successfully compete.

10. ActionView faces significant competition from much larger companies with greater experience and resources.

11. Currency fluctuations could negatively affect future product sales or advertising revenue and harm ActionView’s ability to collect receivables.

12. ActionView’s business and operating results may be harmed by inflation and/or deflation.

13. Government regulation or any change in such regulation may adversely affect ActionView’s business.

Risks associated with ActionView and its subsidiaries:

14. ActionView’s stock price is volatile with wide fluctuations in the past that are likely to continue in the future.

15. A small number of ActionView’s stockholders own a substantial amount of the Company’s Common Stock, and if such stockholders were to sell those shares in the public market within a short period of time, the price of ActionView’s Common Stock could drop significantly.

16. ActionView may not be able to attract and retain qualified personnel necessary for the implementation of its business strategy.

17. ActionView’s business and operating results will be harmed if it is unable to successfully manage growth in its business.

18. ActionView does not expect to pay dividends in the foreseeable future.

19. “Penny Stock” rules may make buying or selling ActionView’s Common Stock difficult, and severely limit market liquidity.

Offering Price.

The offering price of the shares for the purpose of calculating the applicable registration fee with the SEC was determined to be $0.10, a price reflecting the market for ActionView’s shares on the OTCBB.

Shares Eligible For Future Sale.

A total of 7,840,000 shares of common stock which are currently held, directly or indirectly, by management, have been issued in transactions not requiring registration under the Securities Act of 1933 and are not registered for resale pursuant to this registration statement.

These could be made available for resale to the public in reliance upon Rule 144 . In general, under Rule 144 a person who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of ActionView, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the Company’s common stock could be adversely affected.

USE OF PROCEEDS

ActionView will not receive proceeds from the sale of shares held by selling shareholders.

It is estimated that the expenses incurred in completion of this registration statement will be approximately $21,000 inclusive of transfer agent fees, legal expenses, audit and accounting fees, and regulatory filing fees.

DETERMINATION OF OFFERING PRICE

There is only a limited existing market for the securities of ActionView on the OTCBB and the price of the Company’s securities varies with market conditions. As a result, it cannot be practicably determined what the offering price will be when selling shareholders sell their securities.

DILUTION

As no shares of common stock are to be issued or sold from the treasury of ActionView, no dilution will result from the offering under this registration statement and the offering will not affect the net tangible book value per share.

As of December 31, 2004, the last fiscal year end for ActionView referenced in this Registration Statement, the net tangible book value per share of our common stock issued and outstanding is $0.10.

SELLING SECURITY HOLDERS

Selling shareholders will be offering a total of 6,837,500 shares of common stock of ActionView, as follows. None of the selling shareholders are past or present affiliates of ActionView.

Name of Selling Shareholder	Amount Beneficially Owned Prior to Offering	Amount Offered for Selling Shareholder’s Account	Amount Beneficially Owned after Offering	Percentage Ownership after Offering
Eton Properties Corp.	1,250,000	1,250,000	0	0
First Colony Merchant	1,250,000	1,250,000	0	0
Terry Danielson	50,000	50,000	0	0
Darius F. Clement	25,000	25,000	0	0
Trevor Lovell	25,000	25,000	0	0

Thomas Schulte	3,000,000	3,000,000	0	0
Richard Wolverton	375,000	375,000	0	0
Julian Perez	375,000	375,000	0	0
Wesley Guild	30,000	30,000	0	0
Paul J. Sanchez	75,000	75,000	0	0
Hovich Haytaian	15,000	15,000	0	0
Danny M. Green	75,000	75,000	0	0
J Ronald McGregor	187,500	187,500	0	0
Bill Gigure	75,000	75,000	0	0
Vaagn Arakelyan	30,000	30,000	0	0
TOTAL	6,837,500	6,837,500	0	0

The shares to be registered for Thomas Schulte, Richard Wolverton, Julian Perez, Wesley Guild, Paul J. Sanchez, Michael R. Devine, Danny M. Green and J. Ronald McGregor, Hovich Haytaian, Bill Gigure and Vasgn Arakelyan include a total of 1,412,500 shares issuable upon exercise of share purchase warrants they hold(see “Recent Sales of Unregistered Securities” below). Each share purchase warrant is exercisable upon payment of $0.17 to the Company.

To the knowledge of ActionView, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

Registration under this Offering.

A total of 6,837,500 shares of common stock are to be registered for selling stockholders, as set forth above.

No commissions or other fees will be paid, directly or indirectly, by ActionView, or any of its principals to any person or firm in connection with solicitation of sales of the shares. These securities are offered by their holders subject to prior issue and to approval of certain legal matters by counsel.

The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on the NASD’s OTCBB.

ActionView will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

(a) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
(b) privately negotiated transactions; and
(c) a combination of these methods of sale.

If offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Selling stockholders may sell their shares in all 50 states in the U.S. Selling stockholders should obtain advice as to any applicable state securities laws requirements which might apply to them.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing my affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

It is estimated that the following costs and expenses will be incurred in connection with this offering:

Legal expenses	$ 13,000
Audit and Accounting fees	$ 4,000
Transfer Agent fees	$ 2,000
Regulatory filing fees	$ 2,000

Total Offering Costs and Expenses	$ 21,000

These costs and expenses are expected to be covered by existing working capital and the cash flow from operations of the ActionView group of companies including its wholly owned subsidiary, 6126421 Canada Ltd, and in turn its wholly owned subsidiary, ActionView Advertising Systems Inc., and ActionView Far East Ltd 50% owned by the Company.

ActionView’s common stock is deemed to be a "penny stock" as that term is defined in Rule 3(a)51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

  with a price of less than $5.00 per share;

  that are not traded on a "recognized" national exchange;

  whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

  of issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks may be required to provide potential investors with a document disclosing the risks of penny stocks.

Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

LEGAL PROCEEDINGS

The ActionView group of companies, including its wholly owned subsidiary, 6126421 Canada Ltd, and in turn its wholly owned subsidiary, ActionView Advertising Systems Inc., and ActionView Far East Ltd 50% owned by the Company are not party to any material legal proceedings or litigation and ActionView has no knowledge of any threatened or pending litigation against it or its small group of companies.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
AND CONTROL PERSONS

The following discussion contains disclosure concerning the directors, officers and control persons of ActionView. There are no persons who have acted as a promoter, controlling person, or significant employee of ActionView other than as disclosed below.

Name	Position	Term of Office (1) (2)
Christopher Stringer 3784 Bayridge Avenue West Vancouver, BC V7V 3J2	Director, President and Chief Financial Officer	Expires at next shareholder’s meeting
Rick Mari 4329 West 3rd Avenue Vancouver, BC V6R 1M6	Director, Secretary, Treasurer and Chief Executive Officer	Expires at next shareholder’s meeting

1.
Directors, whether appointed at a meeting of stockholders or by the remaining directors, are appointed until the next annual meeting of stockholders. As the Company does not, at this time, have a meeting of shareholders’ scheduled for any date, it cannot be said what the exact date will be for the expiry of these directors’ terms.

2.
The President, Secretary and Treasurer do not have a set term of office. They serve at the pleasure of the Directors and can be removed at any time by the Directors under the Articles and Bylaws of ActionView.

3.
Christopher Stringer and Rick Mari were appointed as both President and Secretary of the ActionView group of companies, including its wholly owned subsidiary, 6126421 Canada Ltd, and in turn its wholly owned subsidiary, ActionView Advertising Systems Inc.

Christopher Stringer, President, CFO and Director

Mr. Stringer, age 61, is the President, Chief Financial Officer, and a Director of the Company. He has been with the Company for over five years and is one of its founders. Prior to that, he was a self-employed franchise management consultant and has spent the past 25 years as a business innovator, with specific expertise in the initial organization, development, operations and leadership of both new and established service companies.

As President of ActionView International, Mr Stringer brings a strong background as a business leader of international companies. He was a founder of Molly Maid International, Inc., which now has 500 franchisees in four countries. He has also managed the development of ServiceMaster in Canada. Prior to that he managed the expansion of Loomis Courier Services into the Eastern United States and Canada.

Rick Mari, CEO, Secretary and Director

Rick Mari, age 51 is the Chief Executive Officer and a Director of the Company and has been for the last five years. Prior to that, he was employed by Productive Electronic Marketing Inc., a company which developed electronic advertising and signage products.

Mr Mari directs the research, development and manufacturing of the ActionView scrolling sign and still-view products. Over the past seven years, he developed the original ActionView 13 scrolling billboard, 4x6 sign, taking advantage of his twenty years of experience as President and owner of Productive Electronic Marketing Ltd.

Each officer and director generally serves until the next annual meeting of stockholders or until such time as he or she resigns. The officers of ActionView are appointed at the pleasure of the board of directors and may be removed at any time, subject to labour laws and other constraints.

The company does not have standing nominating or compensation committees of the board of directors, or committees performing similar functions. During the last fiscal year ended December 31, 2004, the board of directors did not formally meet other than following the last annual meeting of shareholders.

The Company has not, at present, appointed an audit committee nor does it have a financial expert on its Board of Directors. Financial statements are reviewed by the entire Board of Directors rather than a committee thereof.

Both Rick Mari and Christopher Stringer devote 100% of their working time to the business of the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of ActionView’s common stock as of the date of this registration statement, by (i) all stockholders known to ActionView to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of ActionView, and as a group.

As of the date of this registration statement, the Registrant had 33,806,690 shares of common stock issued and outstanding, including shares issuable in connection with the Exchangeable Shares. No additional shares of common stock have been issued since that time to the date of this registration statement. The following table sets forth certain information regarding the beneficial ownership of the common stock of the Registrant as of the date of this registration statement of (1) each person who is known to the Registrant to own beneficially more than 5% of its outstanding common stock, (2) each of its directors and officers, and (3) all of its directors and officers as a group:

Name and Address	Position	Amount of Stock Beneficially Owned	Percentage of Class (common stock)
Christopher Stringer 3784 Bayridge Avenue West Vancouver, BC V7V 3J2	Director, President and CFO	2,683,334 (1)	9.13%
Rick Mari 4329 West 3rd Avenue Vancouver, BC V6R 1M6	Director, Secretary and CEO	5,156,666 (2)	17.55%
Directors, Officers and 5% stockholders in total (2 Persons)		7,840,000	26.68%

1.
Of the 2,683,334 common shares attributed to Christopher Stringer, 399,109 are common shares which he owns and which were issued to him in settlement of debts the Company incurred to him. These shares were issued effective September 8, 2003 at a price of $0.30 per share. The remaining 2,284,225 shares are held in trust by the Trustee in the event that Christopher Stringer wishes to exchange his 2,284,225 Exchangeable Shares for them. Christopher Stringer, not the Trustee, has the right to vote these 2,284,225 shares at any meeting of the Company’s shareholders.

2.
Of the 5,156,666 common shares attributed to Rick Mari, 298,216 are common shares which he owns and which were issued to him in settlement of debts the Company incurred to him. These shares were issued effective September 8, 2003 at a price of $0.30 per share. The remaining 4,858,450 shares are held in trust by the Trustee in the event that Rick Mari wishes to exchange his 4,858,450 Exchangeable Shares for them. Rick Mari, not the Trustee, has the right to vote these 4,858,450 shares at any meeting of the Company’s shareholders.

DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The authorized capital of ActionView International, Inc. consists of 75,000,000 shares of common stock, $0.001 par value per share of which 33,806,690 shares of common stock were issued and outstanding as of the date of this registration statement, including the Exchangeable Shares as described in note 6 to the financial statements which have not yet been exchanged into common stock of the Company.

Each outstanding share of the common stock entitles the holder to one vote, including the exchangeable shares, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

The holders of the common stock (i) have equal rights to dividends from funds legally available therefore, when, and if, declared by our the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to the holders of the common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

Non-Cumulative Voting.

The holders of shares of common stock of ActionView do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of ActionView’s directors.

Dividends.

ActionView does not currently intend to pay cash dividends. ActionView’s proposed dividend policy is to make distributions of its revenues to its stockholders when ActionView’s board of directors deems such distributions appropriate. Because ActionView does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of ActionView.

A distribution of revenues will be made only when, in the judgment of ActionView’s board of directors, it is in the best interest of ActionView’s stockholders to do so. The board of directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee’s securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and ActionView’s internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but Unissued Stock.

ActionView’s authorized capital stock consists of 75,000,000 shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of ActionView by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of ActionView’s management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in ActionView’s best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

ActionView has retained the services of Transfer Online, 317 SW Alder St. 2nd floor, Portland, Oregon, 97204 to serve as transfer agent and registrar for the Company effective April 19, 2005. This function was previously performed by Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, NV 89119.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of ActionView, save and except as disclosed below.

CD Farber Law Corp. acts as legal counsel and does not own any common stock of the Company. It holds, as Trustee, the common shares of the Company which will be delivered to the holders of the Exchangeable Shares upon their exchange for Company Shares (see “Description of Business, General” on page 21 below for a discussion of the Exchangeable Shares).

The December 2004 and 2003 consolidated financial statements in this Prospectus and in the Registration Statement have been audited by Dale Matheson Carr-Hilton Labonte, our independent Registered Public Accounting Firm, to the extent and for the periods set forth in their report (appearing elsewhere herein and in the Registration Statement) and are included due to reliance upon said report, given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Save and except for Article IX of the Articles of Incorporation, incorporated herein by reference, which provides that ActionView will indemnify directors against losses from acts taken in the performance of their duties to ActionView, no statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of ActionView is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

The Articles and Bylaws of ActionView do not prohibit arrangement by ActionView of indemnification insurance and allow ActionView to indemnify directors and officers against loss or damage from such acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ActionView pursuant to ActionView’s Articles or Bylaws, ActionView has been advised that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Actionview International, Inc. formerly known as Acquisition Media, Inc. (the “Company”), is a Nevada Corporation which currently trades on the OTC Bulletin Board under the symbol “AVWI” and is referred to in this Form 10-KSB as the “Company”. The Company is also listed for trading on the Berlin-Bremen Stock Exchange under the symbol “VW6”. On November 13, 2000, the Company announced that it was to acquire 100% of Streamscape representing 14,610,000 shares of Streamscape’s common stock in exchange for 17,700,000 shares of the Company’s common stock. The 17,700,000 shares of the Company’s common stock were placed in escrow, subject to certain escrow conditions being satisfied before they could be distributed to the shareholders of Streamscape.

By April of 2001, the management of Streamscape could not deliver all the shares of Streamscape, nor were they able to obtain additional financing to continue operations, which was part of the escrow conditions. Therefore, during April 2001, the agreement was rescinded. The rescission occurred prior to the Company commencing operations with Streamscape and the 17,700,000 shares of the Company’s common stock were returned to the transfer agent for cancellation. The financial statements do not include the transaction as it was rescinded.

However, the Company did advance $340,000 to Streamscape as loans for operating purposes. For the year-ended December 31, 2001, the loans to Streamscape were written off as a bad debt as Streamscape went into receivership. On November 26, 2001, the Company acquired substantially all of the assets of Inform Online, Inc., a developer of a system that provides advertisements to digital display systems, for 1,000,000 restricted shares of the Company’s common stock. Inform Online, Inc. was unable by June 30, 2002, to reach an agreement with a major vendor to supply online advertising, and therefore the November 26, 2001 agreement to acquire all their assets was rescinded effective June 24, 2002. The Company has returned all the assets of Inform Online, Inc.(hardware and equipment, $70,000; computer software, $230,000; and intellectual properties, $250,000) and has cancelled the 1,000,000 restricted shares of common stock (previously issued to Inform Online, Inc.).

By an agreement dated March 25, 2002, the Company agreed to acquire all the issued and outstanding shares of Tele Pacific Communications (Samoa) Inc. from Pacific E-Link Corporation in exchange for 2,500,000 restricted shares of the Company’s common stock. Tele Pacific Communications (Samoa) Inc. owns a 75% interest in Chengdu Publicis International Advertising Co. Ltd., a Sino-foreign joint venture advertising agency with offices in Beijing, Shanghai, Chengdu and Guangzhou, China. As at August 8, 2002, Pacific E-Link Corporation had not provided the Company with two years of audited financial statements for Tele Pacific Communications (Samoa) Inc. or Chengdu Publicis International Advertising Co. Ltd., nor had it delivered all of the issued and outstanding shares of Tele Pacific Communications (Samoa) Inc.

On August 8, 2002 the Company decided to rescind the March 25, 2002 agreement with Pacific E-Link Corporation for non-performance on their part, and has cancelled the 2,500,000 restricted common shares.

On May 7, 2002 the Company announced that it had entered into an agreement to acquire all of the issued and outstanding shares of J&M Insurance Replacement Centre Ltd. (“IRC”) by the issuance of 4,654,000 restricted common shares to the shareholders of IRC. Upon the completion of due diligence, the Company decided not to proceed with this acquisition.

In August 2002, the Company changed its name from Inform Media Group, Inc. to Acquisition Media, Inc.

In August 2003, in preparation for the closing of its acquisition of Action View Advertising Systems, Inc., Acquisition Media, Inc. changed its name to Actionview International, Inc. in order to better reflect the new business operations of the Company.

Also in August 2003, the Company obtained a new CUSIP number and changed its trading symbol on the OTC Bulletin Board to “AVWI” and is presently trading under the name: Actionview International, Inc.

On August 11, 2003, Actionview International Inc. incorporated a wholly-owned Canadian subsidiary, 6126421 Canada Ltd.

By an agreement dated September 9, 2003, Actionview International, Inc., through its wholly-owned Canadian subsidiary (6126421 Canada Ltd.) acquired 100% of the issued and outstanding shares of Action View Advertising Systems, Inc. and issued 1,000,000 exchangeable shares of 6126421 Canada Inc. as consideration. Action View Advertising Systems, Inc. was incorporated on July 6, 1999 as a British Columbia Canadian Corporation.

The Exchangeable Shares can be exchanged into shares of Actionview International, Inc. on a one-for-one basis at the option of the exchangeable shareholder.

The Exchangeable Shares can be exchanged into shares of Actionview International, Inc. on a one-for-one basis at the option of the exchangeable shareholder.

The Company, through its wholly-owned subsidiary, Action View Advertising Systems, Inc. (“ActionView”), is engaged in the development, assembly, and marketing of a computer programmable, scrolling backlit, billboard poster sign, for use in retail advertising venues. ActionView’s billboard sign offers advertisers superior backlit graphics, extremely high quality color resolution, and the capacity to have twelve (12) different scrolling images per display unit in a 4 foot by 6 foot format. The Company recently launched several new motion billboards, after 12 months of development.

The Company’s principal place of business is located at Suite 203 –221 East 10th Avenue, Vancouver, British Columbia, Canada. It’s telephone number is 604) 878-0200 or toll free (866) 878-0200 and it’s facsimile number is (604) 879-8224.

Share Exchange Agreement

During the quarter ended September 30, 2003, the Company finalized the acquisition of Action View Advertising Systems, Inc. (“ActionView”) and the related Intellectual Property Rights.

On August 11, 2003, the Company incorporated a wholly-owned Canadian subsidiary, 6126421 Canada Ltd.

By agreement dated effective September 9, 2003, the Company through 6126421 Canada Ltd. acquired the Intellectual Property Rights relating to a computer programmable scrolling, backlit billboard poster sign marketed and sold through ActionView.

6126421 Canada Ltd. issued 7,422,675 Exchangeable Shares to the two principals of ActionView in exchange for intellectual property rights held by the principals relating to their development of ActionView’s products.

Pursuant to the Agreement dated August 18, 2003, as amended August 25, 2003 and September 9, 2003, between the Company, 6126421 Canada Ltd., ActionView, the ActionView shareholders and the two principals of ActionView, 100% of the issued and outstanding common shares of ActionView were acquired by 6126421 Canada Ltd. in exchange for 1,000,000 exchangeable shares of 6126421 Canada Ltd.

ActionView was incorporated on July 6, 1999 as a British Columbia corporation and has since inception been engaged in the development, assembly and marketing of a programmable, scrolling, backlit poster billboard for use in the retail advertising market. The 4 foot by 6 foot motion sign display is capable of displaying twelve (12) different posters.

Concurrently, with the acquisition of Action View Advertising Systems, Inc., acquisition, Actionview International, Inc. the Company issued 327,325 restricted common shares to settle the shareholder’s loans between Action View Advertising Systems, Inc. and their principals – Chris Stringer and Rick Mari.

By an agreement dated September 9, 2003, the Company through its wholly-owned Canadian subsidiary (6126421 Canada Ltd.), acquired certain Intellectual Properties rights (the “Intellectual Property Rights”) relating to a computer programmable, scrolling, backlit, billboard poster sign. The Company issued 7,422,675 Exchangeable Shares of 6126421 Canada Ltd. to the principals of ActionView, Action View Advertising Systems, Inc., Rick Mari and Christopher Stringer, which that they hold personally as the developers of the ActionView products.

A holder of an exchangeable share may, at any time, require 6126421 Canada Ltd. to repurchase the exchangeable share for an amount equal to the then current market value of the Company’s common stock. 6126421 Canada Ltd. may, at its option, satisfy the resulting obligation to repurchase the exchangeable shares in cash or it may elect to have the obligation satisfied by the issuance of shares of common stock by the Company. The Company is required to issue to a trustee, a sufficient number of shares of common stock to satisfy this obligation. The holders of the exchangeable shares are granted votes in the Company on the basis of one vote for every exchangeable share held. The exchangeable shares can be exchanged into shares of the Company on a one-for-one basis at the option of the exchangeable shareholder.

Concurrently with 6126421 Canada Ltd.’s issuance of 8,422,675 exchangeable shares, the Company issued 8,422,675 of its common shares to a Trustee in the event that the exchangeable shares were exchanged. To-date 350,000 exchangeable shares have been exchanged for company shares.

DESCRIPTION OF BUSINESS

a) Business Background

The Company custom designs and manufactures scrolling billboard type signs. The benefits of scrolling backlit signs over stationary backlit signs are twofold:

(i) scrolling signs permit the display of multi-advertisements in a single location. In a world where space is at a premium and advertisers are required to compete for their advertising positioning, ActionView signs reduce costs to advertisers and increase income to property owners that lease advertising sign space.

(ii) scrolling advertising provides the movement necessary to attract the attention of passers-by.

The business plan is based upon the Company maintaining ownership of its manufactured signs and generating monthly revenues from signs placed in airports, train stations, convention centers, shopping malls, supermarkets, department stores, movie theatres, gas stations, and other high traffic locations. These revenues from Company signs will be shared with the sellers of the advertising and the sign location landlord.

The Company sells its signs to locally based franchises and will receive royalty income from the advertising revenues generated by those signs. The Company also intends to sell custom manufactured less sophisticated scrolling signs to customers on a large volume basis.

The ActionView 4 feet x 6 feet life sized backlit scrolling sign has been researched and developed under the guidance of its founder, Rick Mari, for over 6 years. Site testing has been conducted in the malls and business concourses of Vancouver, Canada with the support of local and national advertisers. In Vancouver, rental signs have been installed and ad revenues have been realized in three separate shopping centres.

Sales of the ActionView product began with a franchising program that exposed the product to shopping mall markets in Canada and the United States. Over the past 12 to 15 months, the Company has expanded its business model to international markets through strategic alliances for the ActionView product lines in conjunction with revenue sharing programs.

The R&D process resulted in a product that is versatile, attractive and technically ahead of its competitors because of its sophisticated digitally controlled electronic components and high quality mechanics.

Manufacturing was moved off-shore from Canada to China in 2003 in order to benefit from the mass manufacturing capabilities and economies of scale in China. The Company’s signs are being assembled in China by a team of design engineers and computer technicians at its main factory located in Guangdong Province, China.

b) Principal Products, Services and Research & Development

ActionView Advertising Systems, Inc. has, over the past 5 years, researched, designed, and manufactured programmable, scrolling, backlit billboard poster signs for use in retail and other high traffic advertising venues. The initial product was a 4 foot by 6 foot (4x6) sign that was tested in retail venues such as shopping centers over the 5 years.

The company has developed a series of signs in different sizes at different list prices over the past 2 years as follows:

Sign Size	List Price

Original 4x6 sign scrolling 12 poster advertisements	$ 10,000
3.5x5 signs scrolling 12 poster advertisements	$ 10,000
3.5x5 sign scrolling 6 advertisements	$ 6,000
6x9 sign portrait mode scrolling 5 poster advertisements	$ 18,000
5x10 sign scrolling 4 poster advertisements	$ 16,000
5x15 sign scrolling 3 poster advertisements	$ 23,000

ActionView also designs and distributes a 4x6 non-scrolling (static) sign because it is the only 4x6 backlit sign with a depth of 5 inches. This product is ideal in narrow passages where advertising on the walls has typically been confined to non-backlit products. This sign sells for $2,500.

Research & Development

Several new products and support technology were researched and developed in 2004. Specifically, the 5x15 3 poster scroller, the 5x10 4 poster scroller, the 3.5x5 6 poster scroller (known as ActionView Lite) for which a new digital controller was developed. The existing digital controller was upgraded to work with other new models.

The company spent approximately $151,000 in R&D in the past year. These expenses include the salaries and consulting payments of two employees engaged in research and development, the partial wages of the CEO who leads the company’s R&D program, travel and transportation expenses to and from R&D sites, the cost of manufacturing products for testing, independent contractor costs and sundry administrative costs.

In Vancouver, B.C. R&D is performed at the company’s headquarters and at local independent technical labs. In China, the R&D is performed at the production factory under the direction of a full time employee of the Company who is bilingual in English and Cantonese. This gives the Company considerable direct input and influence over testing of the signs which for the most part are custom designed for specific end user needs.

The production factory is located in Guangdong Province, China.

c) Target Market, Strategy and Product Distribution

ActionView markets its signs to managers of high traffic public locations such as airports, train stations, shopping malls, movie theaters, etc. Installed ActionView signs display multiple poster advertising. ActionView’s business strategy is to establish relationships with advertising companies that will purchase the poster advertising on the ActionView signs on behalf of their clients. ActionView also in the process of selling and/or renting its signs to retail store chains for placement inside the retail stores or in the store windows. Once signs are placed in stores at the “point of purchase”, advertising time will then be sold to vendors of products.

The Company’s business plan is based upon the Company maintaining ownership of its manufactured signs and generating monthly revenues from signs placed in airports, train stations, convention centers, shopping malls, supermarkets, department stores, movie theatres, gas stations, and other high traffic locations. These revenues from Company signs will be shared with the sellers of the advertising and the sign location landlord.

The Company sells its signs to locally based franchises and will receive royalty income from the advertising revenues generated by those signs. The Company also intends to sell custom manufactured less sophisticated scrolling signs to customers on a large volume basis if demand for these exists.

Tests have been conducted in a number of different venues with success coming from a major automotive parts distributor, an airport and two movie theater chains in the form of sign sales and ad revenues.

Actionview’s business strategy is centred around its unique vertically integrated business model which includes custom designing, manufacturing, finding placement locations and selling advertisement for its unique scrolling sign products. The model is supported by in-house developed products including the unique sign designs, unlike others in the industry, the digital motor drive controllers and the source code used to program and manage the reliable operation of the signs.

In China, ActionView signs are located in selected train stations of the Guangzhou MTR system and in two movie theater chains in Hong Kong. Additional signs are presently being built for installation in the GZ Airport under contract with between Chungrun Advertising and the Airport Authority.

In Australia ActionView’s licensee has arranged for the testing of ActionView signs in a supermarket chain. If this test is successful it may result in 40 stores being installed with signs.

Market Information (THIS INFO WAS CLIPPED IN FROM 'FOCUS ON CHINA-2005' DOC.

The Outdoor Advertising Association of America (OAAA) states that annual advertising sales approximate US$5.2 billion of out of home advertising. Since 1998, outdoor advertising has grown at a CAGR (compound annual growth rate) of approximately 8.1% that is 1% faster growth than the overall advertising market. Outdoor advertising in such key markets as Europe and the U.S. grew by a CAGR of 10% with a projected CAGR of 8.7% over the next three years, compared to 6.7% for the overall advertising market.

Both Zenith Media and the Outdoor Advertising Association of Canada (OAAC) report similar growth figures.

Price Waterhouse Coopers “On Outdoor Advertising in the USA June 2002 indicates:

“Global advertising spending is predicted to increase at a 4.8% Compound Annual Growth Rate reaching a total of $405 billion in 2006, compared to $321 billion in 2001. The US market will grow from $46 billion in 2001 to $59 billion in 2006.”

China's State Administration of Industry and Commerce indicates:

“In 2003, China's advertising expenditure reached RMB 108 billion, or US$13 billion. That figure is about 5 times the value spent on advertising in 1994. At the same time, China also witnessed a rapidly expanding outdoor advertising industry. The annual growth rate of outdoor advertising from 1994 to 2002 was about 19%. Currently, outdoor advertising has become the third largest medium after TV and print media, and will play a more important role in the future. It indicates a great investment opportunity for foreign investors and local companies as well.”

d) Competition and Main Competitors

ActionView competes with a variety of other companies providing advertising space or services. The outdoor advertising segment is highly competitive and is becoming more concentrated. The top three advertising companies in the world, Clear Channel Group, Infinity (Viacom) Inc. and the JCDecaux Group had a 9% market share in 1996 and a 30% market share in 2000 with consolidation and acquisition of companies taking place in the industry. In Canada, the Out-Of-Home advertising segment is even more highly concentrated with Pattison Outdoor Inc. accounting for close to 47% of the outdoor market segment according to the Canadian Outdoor Advertising Association.

These companies, due to their size, compete with one another for the largest existing outdoor advertising markets in North America. These markets include outdoor billboards on buildings and street sides, poster sized signs in malls, airports, train stations etc. The only company that uses scroller technology is JC Decaux who is ActionView’s main competition in Europe, Australia and parts of Asia. In Australia the major outdoor competitors are JCDecaux, EYE Corp, Cody Outdoor and GOA Billboards.

In the scrolling sign product supply market the competitors are Revolution, Postermatic and Charvet-Industrie in North America.

e) Competitive Position and Methods of Competition

The Company will not attempt to compete in the North American outdoor advertising markets because of the size, strength and maturity of Decaux, Clear Channel, ViaCom and Pattison. Instead ActionView will concentrate on the point of purchase market where manufacturers and vendors of retail products need to advertise in the retail department, hardware or food store chains at the point of purchase. ActionView intends to place its scrolling signs in the store windows and inside the entrance and at the end of aisles. ActionView will receive its revenue from renting the signs to the retail stores or by receiving a percentage of the ongoing revenue stream generated from the advertising.

ActionView is developing relationships with sign brokers and agents to sell ActionView signs to end users of scrolling signs. The typical clients for the purchase of ActionView scrolling signs will be trade show organizers and participants, or manufacturers of products for sale in showrooms where their varieties of models and features could be displayed on the scrolling signs.

ActionView has no plans to enter the European market in the near future.

The outdoor advertising market in the Orient and the Middle East is fragmented. They are serviced by many local companies and a few international companies like JCDecaux. It is still difficult for the international companies to gain a foothold because of the protectionist attitudes in these countries.

ActionView has established a partnership with a local company in China and, through this partnership, an agreement with a local advertising company. This resulted in a contract with the Mass Transit Railroad (MTR) system in Guangzhou to supply at least 60 scrolling signs of varying sizes for installation in the stations of the first of 10 lines that are being built. It has also resulted in a successful test at the new Guangzhou Airport which turned into a significant contract for installation of 200 equivalent signs in 2005. In 2004, ActionView also installed 20 beta-test signs in 2 movie theater chains in Hong Kong.

In Australia, the market is similar to North America, so the ActionView strategy is to direct our Australian licensee to pursue the point of purchase market in retail store chains. We expect to see considerable progress in this marketplace in 2005.

In the competitive marketplace for scrolling sign products, the Company’s dual strategy has always been to provide our customer’s with top quality products, well researched and tested before distribution, at competitive prices. This prompted the change of sign production to China in 2003.

New and improved versions of the controllers are being developed by the Company. In 2004, hand-held remote units replaced lap-top computers for programming the signs.

f) Principal Suppliers

The purchase, fabrication and assembly of the aluminum bodies of the ActionView signs was transferred to another supplier in China to reduce manufacturing costs.

The electronic components for the circuit boards of the proprietary digital sign controllers continue to be assembled in Canada for trans-shipment to China for installation.

g) Dependence on One or a Few Major Customers

ActionView is setting up distribution channels in North America, China, Australia and the Middle East. Potential customers are being pursued in all of these countries. In North America ActionView markets its products and services to the large multi store chains, movie theaters, gas stations, airports. Prior to purchasing, these customers typically request a testing period of 3 to 12 months to determine mechanical dependability of the signs; to identify sales uplift for advertised products; and to understand customer comfort with the new scrolling technology.

If the Company is able to install signs in various countries and realize revenues from them, the Company does not believe it will be dependent on one customer alone.

h) Intellectual Property, Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labour Contracts

General

The Company owns the intellectual property rights to the ActionView Sign through 6216421 Canada Ltd. ActionView does not directly own the intellectual property rights to the ActionView Sign.

(i) Pending Trademark Applications

ActionView had applied for trademark rights in the United States and Canada for the tradename “ActionView”. The trademark “ActionView” is on the primary register in the United States as is the phrase “ActionView: we leave the competition standing still”.

(ii) Pending Patents, Copyrights and Trade Secrets

ActionView had applied for the following US patents:

Pending Application No. 09/90652: Display Sign End Controller

Pending Application No. 09/528812: System and Method of Cross-Selling Advertising

The second patent pending application had also been made in Canada under the Canadian patent pending number 2341053.

The Company is not actively pursuing these patents at this time because of limited working capital.

We do not presently have any plans to seek patent protection or copyright for any other products or materials.

(iii) Royalties and Labour Contracts

The Company does not pay any third party a royalty on the use of its intellectual property.

There are no labour contracts or unionized employees.

(iv) Franchises

There are nine ActionView franchises at various stages of operation at the present time, as follows:

- Canada (5): Northwest Territories, Kelowna, Calgary, Toronto and Nova Scotia - USA (2): Houston - UAE (1): Dubai - Australia (1): Adelaide

i) Staff

ActionView presently has five and one half full-time staff - two are working in management and sales & marketing activities; two are working in research and product development; and one and one half are working primarily in accounting and administration. The Company anticipates the need to hire an additional four people in the areas of sales, operations and finance over the next six to nine months when revenues and funds permit.

In addition and as required, ActionView engages independent consultants and contractors to supplement its activities or conduct specific technical and market research studies.

j) Projects in Progress and Strategic Alliances

On February 20, 2004, the Company completed the incorporation of a new entity in Hong Kong, called ActionView Far East Limited (“AVFE”), for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. AVFE is owned by the Company and another company in Hong Kong, called Americrown Inc (“Americrown”).

In general, Americrown will be responsible for negotiating business contracts and the day-to-day running of AVFE in accordance with approved operating procedures and budgets. The Company will be responsible for assisting in the management of AVFE and supplying Company-owned rental signs for placement in high traffic areas in China and Hong Kong for the purpose of generating advertising revenue. The specific terms of the expected agreement between the two shareholders is in the process of being finalized.

During 2004, AVFE incurred approximately $100,000 in start-up and market development expenditures relating to AVFE.

As a result, the Company supplied ActionView scrolling signs for installation in the largest movie theatre chain in Hong Kong and China, the Broadway Theatre Group.

In February of 2004, the Company secured the installation of a backlit, scrolling sign system at the Showcase Store of Canada’s largest automotive and hardware products retailer. In December the company sold and installed 2 scrolling signs in 2 newly constructed stores for this retailer.

In the second quarter of 2004 the Company delivered 6 ActionView scrolling signs to the ActionView Franchise in the Northwest Territories, Canada.

On June 14, 2004 ActionView Far East (AVFE) entered into an agreement with Chuangrun Advertising (H.K.) Limited to supply scrolling signs over a period of 10 years to contracts that Chuangrun was in the process of negotiating. The revenue for the Company will come from a percentage of the advertising revenues generated by Chuangrun on the ActionView signs through AVFE.

In July, 2004, the Company manufactured 10 signs for installation in the Guangzhou mass transit rail system, the first contract to be negotiated by Chuangrun.

In July, 2004 the Company entered into an agreement with Way Cool Concepts Inc. to develop the Eastern Canadian market from Toronto. This business has not yet commenced operations and it is uncertain when it will commence operations.

In September 2004 ActionView Far East received a request from Chuangrun Advertising to begin research and development for a large Panorama sign for presentation to the new Guangzhou airport to fulfill a contract that Chuangrun has for airport advertising in the domestic terminal. This contract calls for the installation of 100 'Panaramas' in the third quarter of 2005.

In October, 2004 an ActionView sign was installed in the Loews theatre in Lincoln Square, New York. This is a “beta-test” for possible future expansion to additional Loews theaters.

In the fourth quarter the Company commenced “beta testing” of an ActionView scrolling sign in McCarran International Airport in Las Vegas. This testing is now complete and the Company will be meeting in the second quarter of 2005 with the airport management and their advertising company to discuss the placement of ActionView signs in the airport terminal.

Additional information on projects in process can be found in the MD&A below.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the Company’s consolidated financial statements and the notes related thereto which have been prepared in accordance with the accounting principles generally accepted in the United States of America. The discussion of results, causes and trends should not be construed to imply any conclusion that such results, causes or trends will necessarily continue in the future.

a) Critical Accounting Policies and New Accounting Pronouncements

Management believes the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements. So these are considered to be the critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates used in applying the critical accounting policies. Within the context of these critical accounting policies, management is not currently aware of any reasonably likely event that would result in materially different amounts being reported.

Revenue Recognition

ActionView generates or plans to generate its revenue primarily from three sources:

i) rental of Company-owned signs that are/will be placed by independent ad agencies in point-of-sale and outdoor advertising locations including: airports, train stations, convention centers, shopping malls, supermarkets, department stores, movie theatres, gas stations, and other high traffic locations. This revenue is shared with the ad agencies, who sell the advertising, and the sign location landlords, who rent the space, and is recognized over the period the advertising is provided.

ii) sales of signs to locally based ActionView franchises along with on-going royalties from the advertising revenues generated by the franchisees. In addition, an initial non-refundable franchise fee is received on signing for the purpose of arranging the franchise agreements and providing initial training services and related materials to franchisees on the operation of the signs.

Revenue is recognized when the amount is fixed or determinable, delivery has occurred or initial services have been performed, and collection is reasonably assured.

iii) sales of custom manufactured, less sophisticated signs to customers with revenue being recognized when the signs are delivered and collection is reasonably assured.

Any amounts received in advance are recorded as deferred revenue.

Signs manufactured for inventory and/ or fixed assets

Signs manufactured for sale to franchisees and other customers, located primarily in North American markets, are recorded as inventory at laid down cost when the signs are received and recorded for financial reporting purposes at the lower of cost or net realizable market value. Cost of sales is recorded on the first-in first-out basis.

Signs manufactured for rental to ad agencies and/or sign location landlords, located primarily in offshore markets, are recorded as fixed assets at laid down cost when the signs are installed and related revenue recognition commences. Cost is amortized on a straight line basis less residual value over the estimated useful life of 5 years. The book value of rental signs is reviewed for impairment whenever circumstances indicate that it exceeds fair value and the full amount is not recoverable from undiscounted future cash flows.

Goodwill and Intangible Assets

The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment at least annually. Intangible assets with a definite life will be amortized over that expected life and will also be tested for impairment at least annually and whenever events or circumstances indicate a revision to the remaining period of amortization is warranted. The Company’s intellectual property is being amortized over 10 years. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset.

No impairments have been recorded through December 31, 2004.

Management made an impairment assessment as of December 31, 2004 and primarily due to the recent sign placement and related advertising contracts entered into with respect to AVFE and the status of other franchise arrangements, that the carrying value of goodwill and intangible assets were not impaired.

Recent accounting pronouncements

Of the four recent accounting pronouncements identified in the notes to the financial statements, management believes that three of them will have no material effect on the Company’s financial position or results of operation with one currently being evaluated for possible effect on the Company.

The three with no material effect are as follows:

i)
'The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments' ("EITF 03-1") issued by the Financial Accounting Standards Board's ("FASB") in March 2004 effective for fiscal years ending after June 15, 2004.

ii)	'Inventory Costs' (“SFAS 151”) issued by FASB in November 2004 effective for fiscal years beginning after June 15, 2005.

iii)
'Exchanges of Non-monetary Assets' issued by FASB in December 2004 as an amendment to APB Opinion No. 29, Accounting for Non-monetary Transactions, effective for fiscal years beginning after June 15, 2005

The one being evaluated for possible effect on the Company’s financial position or results of operation is as follows:

i)
'Share-Based Payment' ("SFAS 123(R)") issued by FASB in December 2004 effective for all interim periods beginning after December 15, 2005. This pronouncement requires that compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. Note 2 to the financial statements discloses the stock-based compensation for information related to the pro forma effects on the Company’s reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

b) Results of Operation

The financial statements for the year ended December 31, 2004 (“2004 year”) are compared below to the financial statements for the year ended December 31, 2003 (“2003 year”).

Net Sales

The Company reported revenues of $130,866 for the 2004 year compared to $40,790 for the 2003 year. The sales increase resulted from greater ad sales from signs placed in certain Vancouver shopping malls; an initial order of six signs from the new franchisee in Yellowknife, Northwest Territories; and additional individual signs sold to large Canadian retailers for testing in anticipation of cross country distribution, the latter of which has not materialized to date.

Gross Profit

The Company’s 50% gross margin remained steady in the 2004 year generating a gross profit of $65,660 compared to $22,690 in the 2003 year. The strong margins continue to result from the 2003 decision to move sign production from Canada to China to benefit from the mass manufacturing capabilities and economies of scale in China.

Operating Expenses

The Company reported operating expenses of $1,525,372 in the 2004 year compared to $984,104 in the 2003 year. This increase was generally due to the acquisition of ActionView Advertising Systems Inc. in September 2003 which was consolidated for full year in 2004 versus only four months in 2003. More specific explanations for the $541,268 increase in operating expenses in the 2004 year are as follows:

-	decrease in consulting fees to $215,200 from $417,500 due to significant stock based compensation granted last year which was not repeated this year.

-	increase in R&D to $151,362 from $2,626 due to the development of several new products and support technology arising from the specific requirements of the Guangzhou Airport contracts in China.
-	increase in depreciation and amortization expense to $269,588 from $80,861.
-	increase in marketing to $79,542 from $36,237 largely because of increased presentations to major Canadian retail chains in Canada, including Home Depot, Canadian Tire, Shoppers Drug Mart and others.
-
increase in investor relations expense to $367,287 from $53,567 following distribution of an investor awareness package to 450,000 prospective investors in the 2004 year which was developed and prepaid in the 2003 year.

-	decrease in professional fees to $80,223 from $95,660 largely because the legal costs of acquiring ActionView Advertising Systems Inc was not repeated in the 2004 year.
-	decrease in management fees to $187,434 from $197,471 since no stock based compensation was granted in the 2004 year.
-	increase in office and administration expenses to $174,736 from $100,182 due to increase in bad debts, executive travel, and the negative impact of a declining US$ dollar.

Net Loss

The net loss from operations increased to $1,459,712 in the 2004 year from $961,414 in the 2003 year due to the combination of the above explanations.

Interest and Bank Charges

Interest and bank charges decreased to $16,171 in the 2004 year from $24,626 in the 2003 year due to a reduction in long term debt under scheduled repayment terms, partially offset by an increase in current bank borrowings. Interest and bank charges are included with office and administration expenses.

c) Liquidity and Capital Resources

At December 31, 2004, the Company had a cash balance of $32,305 together with a working capital deficiency of $360,661 compared to a cash balance of $41,855 and a positive working capital position of $275,309 at December 31, 2003.

The decrease in cash of $9,550 relates to the following:

-
Net cash used in operating activities increased to $694,193 in the 2004 year (from $551,234 in the 2003 year). This was due to a combination of a higher net loss for the year, lower non-cash items being added back, significantly offset by a reduced level of working capital.

-
Net cash used in investing activities increased to $115,940 in the 2004 year (from $107,436 in the 2004 year). This was due to the advance purchase of rental signs in anticipation of ad sales to large corporate retailers in Canada which hasn’t materialized to date.

-
Net cash flow from financing activities increased to $800,583 in the 2004 year (from $700,518 in the 2003 year). This was mainly due to increases in both the issuance of common stock for cash and advances from related parties arising from accrued but unpaid compensation.

Subsequent to December 31, 2004, the Company received $195,000 in cash in connection with a private placement subscription agreement which to date has not been completed.

The Company's continuation as a going concern is uncertain and dependant upon successfully bringing its products and services to market; achieving profitable business operations in the future; and obtaining additional sources of financing to sustain its operations, the outcome of which cannot be predicted at this time. In the event the Company cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel further development of its products and services.

d) Plan of Operation for Next Twelve Months

China

On February 20, 2004, the Company completed the incorporation of a new entity in Hong Kong, called ActionView Far East Limited (“AVFE”), for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. AVFE is owned by the Company and another company in Hong Kong, called Americrown Inc (“Americrown”).

In general, Americrown will be responsible for negotiating business contracts and the day-to-day running of AVFE in accordance with approved operating procedures and budgets. The Company will be responsible for assisting in the management of AVFE and supplying Company-owned rental signs for placement in high traffic areas in China and Hong Kong for the purpose of generating advertising revenue. The specific terms of the expected agreement between the two shareholders is in the process of being finalized.

During 2004, AVFE incurred approximately $100,000 in start-up and market development expenditures relating to AVFE.

The first contract signed by AVFE was to install signs in Hong Kong’s largest theatre chain, The Broadway Group. 13 motion billboards were successfully installed into various Broadway theatre locations and AVFE is now in the process of selling advertising on these and additional signs that will be installed over the next 12 months.

On June 14, 2004, AVFE signed an agreement with Chuangrun Advertising Limited, which has the contract to place the advertising in the new Bai Yuan Airport in Guangzhou. This agreement requires that AVFE will supply ActionView scrolling signs into locations in China that Chuangrun will secure with long term contracts. The first of these locations is the Guangzhou airport which is under contract for 10 years. It opened in August 2004 and is the largest airport in Asia with a planned capacity of some 80 million passengers per year when fully completed. Guangzhou is a city of about 17 million people that is enjoying dramatic economic growth and prosperity.

Chuangrun has secured the contract to place 100 of the ActionView Panorama II sized motion billboards (10 ft wide X 5 feet tall) in the domestic arrivals and departure terminal. In addition, they have secured the contract for 50 double-sided 4x6 free-standing signs for installation in the airport bus stations linking the terminals. Manufacturing has begun with installation start-up scheduled for late April 2005 and completion targeted for July 2005.

Revenue flowing directly to AVFE from this project alone is projected to be $1.6 million in 2005 and $2.9 million in 2006. The Company’s share of income from this revenue will approximate $500,000 in fiscal 2005 and $1,000,000 in fiscal 2006.

Chuangrun has also completed an agreement with the new Guangzhou Subway System, known as the MTR. The first of 10 planned MTR lines has been completed and currently carries 750,000 people per day. AVFE is required to install an initial 60 billboard signs in the stations of the first MTR line of which the first 10 have already been installed. Once advertising has been placed, revenues will start to flow into AVFE with the Company earning its fair share.

The Company is in the process of obtaining private placement financing for the capital necessary to complete the manufacturing and installation of the rental signs required for both of these important above projects.

Australia

The Company is negotiating a license agreement with the ActionView franchisee in Australia and its business partners to establish the ActionView marketing program in Australia. Under the terms of the license agreement, the Company would supply signs to locations contracted by the franchisee in return for a percentage of the revenue generated from advertising sales sold on those signs. We hope to finalize the terms of the license agreement will be finalized during the second quarter of 2005.

Dubai, UAE

The ActionView franchisee in Dubai has placed 20 signs in shopping centers, movie theatres and super markets and have just placed an order with the Company for 9 additional signs. The Company may earn royalties from this franchisee in the second half of fiscal 2005.

Ontario, Canada

In 2004 the Company entered into an agreement with Way Cool Concepts an experienced sales and advertising group. They have acquired the existing Toronto ActionView franchise and are now proceeding to market their advertising program to local/ regional retailers and mall operators throughout Ontario.

Yellowknife, Northwest Territories, Canada

A franchise was sold with six ActionView 4x6 scrollers as the initial order.

New York, USA

The Company is beta testing an ActionView scrolling sign in a movie theater in Lincoln Square, New York.

Las Vegas, USA

An advertising company representing McCarron International Airport in Las Vegas has initiated a beta-test of the Actionview sign.

Research & Development

The Company's design and production staff was successful in developing several new products and support technologies during 2004 which helped to secure the two China contracts at the Guangzhou Airport. The Company is committed to continuing its R&D efforts on this basis in order to keep meeting on-going customer demands for new and improved products. Additional qualified employees, agents, or independent contractors, augmented by the leasing or purchase of specialized equipment, will be employed “as needed” in the future and when working capital permits.

Expected profitability and capital requirements

Since the acquisition of ActionView Advertising Systems Inc in September 2003, the Company has been focused on developing and implementing its business plan including building brand recognition, gaining market share, meeting customer expectations, tailoring products to meet customer specifications, following up to ensure customer satisfaction, and staying on the leading edge of technology with R&D spending to enhance the product line.

The Company’s primary goal over the next twelve to eighteen months is to place or sell up to 700 signs into a growing network of contacts and anticipated customers throughout the world. This might be achieved from current contracts, contracts currently being negotiated, and contracts expected to be negotiated upon completion of beta testing. It is expected that 2005 will be a turn-around period for the Company with a projected profit of $300,000 for 2005 and a projected $2 million profit in 2006.

In order to achieve these ambitious objectives, the Company needs approximately $2.1 million in debt/ equity financing over the next six to nine months as follows:

Manufacturing and purchase of signs	$1,500,000
Working capital for monthly operating expenses (9 mths)	450,000
On-going R&D of scrolling sign technology	250,000
Contingency allowance	100,000
Total funding needs	$2,300,000

There can be no assurance the Company will be able to obtain this additional financing. Failure to do so could result in the company being unable to continue its operations.

Additions to Management Team

The Company plans to expand its management team with two key appointments scheduled for the second quarter 2005, Director of Sales & Marketing for North America and Chief Financial Officer.

Filling these positions will allow existing management to concentrate on strategy, operations, manufacturing and R&D for benefit of the business in general and the shareholders in particular.

e) Contractual Obligations and Off-Balance Sheet Arrangements

The following table provides a summary of the Company’s contractual obligations at December 31, 2004:

	2005	2006	2007	2008
Debt repayments	$ 17,306	$ 15,961	$ 15,287	$ 1,997
Warehouse and office lease payments	$ 25,400	$ 21,145	Nil	Nil

As of the date of this Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transactions, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest: or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support of such assets.

f) Inflation

Management does not believe that inflation has had or will have a material adverse affect on its operations.

g) Uncertainties Relating to Forward Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by their use of words like “plans”, “expect”, “aim”, “believe”, “projects”, “anticipate”, “intend”, “estimate”, “will”, “should”, “could” and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results are forward-looking statements.

All forward-looking statements are made as of the date of filing of this prospectus and the Company disclaims any duty to update such statements.

The Company may, from time to time, make oral forward-looking statements. The Company strongly advises that the above paragraph and the risk factors described in this annual report and in the Company’s other documents filed with the United States Securities and Exchange Commission should be read for a description of certain factors that could cause the actual results of the Company to materially differ from those in the oral forward-looking statements. The Company disclaims any intention or obligation to update or revise any oral or written forward-looking statements whether as a result of new information, future events or otherwise.

ActionView issues penny stock as that term is defined by the Securities Exchange Commission’s rules and regulations. As a result, Section 27A(b)(1)(C) of the Securities Act of 1933 and Section 21E(b)(1)(C) of the Securities Exchange Act do not apply to statements made by our company.

DESCRIPTION OF PROPERTY

ActionView and ActionView Advertising Systems, Inc. do not own any real estate property nor do they have any physical property other than their production and office equipment. However, they do own the intellectual property rights to the ActionView sign through its wholly owned subsidiary, 6216421 Canada Ltd; have applied for trademark rights in US and Canada for the trade name “ActionView” and the phrase “ActionView: we leave the competition standing still”; and had applied for certain US patents which were dropped due to limited working capital..

The Company, through its wholly-owned subsidiary Action View Advertising Systems, Inc. rents approximately 1200 sq. ft. of warehouse facilities at Unit # 320 – 108 Homer St, Vancouver, British Columbia, Canada. The premises are being leased for a three year period expiring October 31, 2006.

In addition, the Company, through its wholly-owned subsidiary, Action View Advertising Systems, Inc. rents their administrative offices at Suite 103 – 221 East 10th Avenue, Vancouver, British Columbia, Canada. The premises are approximately 2,200 sq. ft. and are being leased for a three year period expiring September 30, 2006.

The combined annual rent for these two leased properties is approximately $25,400, including common area charges.

The Company does not anticipate any difficulty renewing the leases of the Vancouver, B.C. premises nor will the premises need significant upgrading or additional investment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have been no transactions occurring between ActionView and its officers, directors, and five percent or greater shareholders, except as disclosed in the financial statements included with this registration statement.

Certain of the officers and directors of ActionView are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between ActionView and its officers and directors. ActionView will attempt to resolve such conflicts of interest in favor of ActionView. The officers and directors of ActionView are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling ActionView’s affairs. A shareholder may be able to institute legal action on behalf of ActionView or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to ActionView.

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

The Company’s Common Stock is traded on the OTC Bulletin Board under the trading symbol “AVWI” and on the Berlin-Bremen Exchange under the trading symbol “VW6”. Set forth below is the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High Bid	Low Bid	High Bid	Low Bid
First Quarter	1.01	0.40	0.06	0.33
Second Quarter	0.44	0.20	0.33	0.045
Third Quarter	0.27	0.155	0.67	0.30
Fourth Quarter	0.22	0.10	1.19	0.70

As of April 15, 2005, the Company had approximately 2,000 shareholders of record with almost half of them owning fewer than 1,200 shares each.

Dividend Information

Holders of common stock as entitled to receive dividends as may be declared by the Board of Director and, in the event of liquidation, to share pro-rate in any distribution of the Company’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. No dividends have ever been paid by the Board of Directors of the Company on its common stock. The Company’s losses do not currently indicate the ability to pay any cash dividends, and the Company does not intend paying cash dividends on its common stock in the foreseeable future.

Stock Option Plans

On September 18, 2003, the Company adopted a Non-Qualified Stock Option Plan (the”Plan”)with which authorizes the issuance of up to 1,750,000 shares of common stock on exercise of options granted pursuant to the Plan. In addition, the Company adopted a Stock Bonus Plan which authorizes the issuance of up to 1,000,000 shares of common stock. Under the Stock Bonus Plan, the Company’s employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company’s shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

On September 18, 2003 and pursuant to the Plan, the Company granted options to purchase 1,475,000 shares of common stock to the Company’s officers, directors, employees and to consultants of the Company. These options are exercisable at a price of $0.50 per share for the period from October 1, 2003 to December 31, 2006 and as at April 21, 2005, 1,275,000 options were outstanding.

As at April 21, 2005, none of the stock bonus plan options have been granted.

The shares issuable under the Non-Qualified Stock Option Plan and the Stock Bonus Plan have not been registered for resale in the United States and any resale of such shares would be subject to restrictions.

Retainer Stock Plan

In January of 2005, the Company implemented a Retainer Stock Plan. Under the terms of the Plan, a total of 3,000,000 shares of common stock can be issued to compensate directors, employees and consultants of the Company for services rendered to the Company.

The terms of the Plan are fully disclosed in the registration statement on form S-8 filed with respect to the Plan, but include the following:

-
price and other terms of issuance of shares under the Plan are to be determined by the Board of Directors, who administer the Plan and who will take into account the market price of the Company’s securities at the date of any agreement to issue shares under the Plan.

-	the shares of common stock issuable under the Plan have the same rights and restrictions as all other issued and issuable shares of common stock of the Company.

Any shares issuable under the Plan, although registered by way of the registration statement, may require a resale prospectus prior to resale by affiliates or others. To date, no shares have been issued under the terms of the Plan.

EXECUTIVE COMPENSATION

The following table sets forth in summary form, the compensation received by the directors and senior officers of the Company for the three years ended December 31 2004, 2003 and 2002. The Company does not have a Compensation Committee.

Name and principal position (a)	Year (b)	Annual Compensation			Long-term compensation
		Salary ($) (c)	Bonus ($) (d)	Other Annual Compe nsation ($) (e)	Awards		Payouts	All other Compe nsation ($) (i)
					Restricted Stock Awards ($) (f)	Securities Underlying options/ SARs (#) (g)	LTIP payouts ($) (h)
Chris Stringer- President, Chief Financial Officer and Director	2004 2003 2002	92,196 33,485 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Rick Mari – Chief Executive Officer, Treasurer and Director	2004 2003 2002	92,196 25,200 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

(c)	The dollar value of base salary (cash and non-cash) received. $75,244 of the 2004 salary for each individual was unpaid as at the year end date.

These compensation figures given above were paid or accrued as management fees to management companies owned, 100% by the Principals. In the case of Rick Mari his company is Productive Electronic Marketing Ltd. In the case of Christopher Stringer his company is Service Synergy Enterprises Inc.

(d)	The dollar value of bonus (cash and non-cash) received

(e)	Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property

(f)	During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table

(g)	The shares of common stock to be received upon the exercise of all stock options granted during the periods covered by the Table

(h)
All other compensation received that the Company could not properly report in any other column of the Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premium paid by, or on behalf of, the Company.

Employment Contracts

The Company does not have any employment contracts with its executive officers.

Employee Pension, Profit Sharing or Other Retirement Plans

None

Compensation of Directors and Senior Officers

i) Standard Arrangements.

Currently the Company does not pay its directors for serving as directors. The Company has no standard arrangement pursuant to which directors of the Company are compensated for any services provided as a director or for committee participation or special assignments.

ii) Other Arrangements.

Other than as stated below, there is no known relationship between any of the Directors and Control persons with major clients or providers of essential products and technology, nor are there any known related transactions.

On August 25, 2003, Christopher Stringer entered into an agreement with the Company to settle a total of Cdn $45,727.33 owed to him by the Company by way of issuance of 109,109 common shares of the Company. These shares were issued at US$0.30 per share.

On August 25, 2003, Rick Mari entered into an agreement with the Company to settle a total of Cdn $91,454.67 owed to him by the Company by way of issuance of 218,216 common shares of the Company. These shares were issued at US$0.30 per share.

Save and except as detailed above, none of the officers and directors of ActionView have received any compensation from ActionView. Save and except as detailed above, none of these individual’s total compensation under these contracts, including special allowances or bonuses, will exceed $100,000 this year. All officers and directors will be reimbursed for expenses incurred on behalf of ActionView including director expenses pertaining to attendance at meetings. It is anticipated that additional management may be hired as ActionView develops and revenue is generated. If such hirings occur, salaries paid to new employees will be consistent with the salaries of others in similar positions in the industry.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of ActionView in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by ActionView.

FINANCIAL STATEMENTS

The audited Consolidated Financial Statements for the years ended December 31, 2004 and 2003 are included in this prospectus beginning on page F-1 following the signature page.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

Effective August 5, 2003, the Company retained Dale Matheson Carr-Hilton LaBonte (“DMCL”), formerly LaBonte & Company, Chartered Accountants to act as Company’s independent Chartered Accountants. In this regard and as approved by the Board of Directors of the Company, DMCL replaced Stonefield Josephson, Inc. as the Company’s independent Chartered Accountants. The Company replaced Stonefield Josephson, Inc. with DMCL as a result of the change in the Company’s management and the relocation of the Company’s officers from Washington to British Columbia, Canada. Stonefield Josephson, Inc. audited the Company’s financial statements for the fiscal years ended December 31, 2001 and 2002. The Stonefield Josephson, Inc. audit reports for those fiscal years did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Stonefield Josephson for those fiscal years contained an explanatory paragraph with respect to uncertainty as to the Company’s ability to continue as a going concern.

During the Company’s two most recent fiscal years, there have been no disagreements with the Company’s independent accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the Company’s two most recent fiscal years and the subsequent interim periods.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Save and except for the Articles of Incorporation, attached hereto, which provides that ActionView will indemnify directors against losses from acts taken in the performance of their duties to ActionView, no statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of ActionView is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

Information on this item is set forth in the prospectus under the heading “Disclosure of Commission Position on Indemnification for Securities Act Liabilities” in Part I.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Information on this item is set forth in the prospectus under the heading “Use of Proceeds” in Part I.

RECENT SALES OF UNREGISTERED SECURITIES

On May 16, 2003, the Company issued 975,000 shares of common stock in payment of a total of $63,375 in consulting and professional fees.

During the third and fourth quarters of 2003, the Company issued a total of 7,302,000 units comprised of one common share and one common share purchase warrant on conversion of certain convertible notes payable and accrued interest (refer to Note 9 of the financial statements contained herein). The Company also issued a total of 1,348,570 shares in settlement of accrued interest on convertible notes payable. Of the units issued, 250,000 warrants were exercised at a value of $75,000 which was offset against accounts payable.

In September 2003 concurrent with the acquisition of Action View as described in Note 6, the Company issued 327,325 shares of common stock on settlement of a total of $98,197 owing to the two principals of Action View.

In September 2003, as described in Notes 5 and 6, 612 Canada issued a total of 8,422,675 exchangeable shares with a fair value of $2,526,803 which have been recorded as a separate component of consolidated stockholders’ equity.

On November 1, 2003 the Company issued 774,446 shares of common stock in settlement of a total of $387,224 owing to two directors of the Company and to a company controlled by a director of the Company.

During the fourth quarter of 2003, the Company prepared a Private Placement Offering Memorandum to sell 2,000,000 units of securities at $0.50 per unit (the “OM Units”). Each Unit consists of one share of restricted common stock of the Company and one non-transferable share purchase warrant. The Warrant entitles the holder to purchase one share of restricted common stock at $0.55 for three years.

In this connection, the Company issued a total of 958,000 of the OM Units in the fourth quarter of 2003 with the warrants expiring by December 30, 2006. The fair value of the warrants was estimated to be $47,900 and recorded as a separate component of stockholders’ equity.

During the fourth quarter of 2003, the Company issued 250,000 common shares on exercise of 250,000 share purchase warrants at $0.10 per warrant in settlement of $75,000 of accounts payable.

During the fourth quarter of 2003, the Company issued a total of 350,000 shares of common stock in satisfaction of the purchase price owing by 612 Canada on repurchase of a total of 350,000 exchangeable shares of 612 Canada.

On January 16, 2004, the Company issued 1,741,500 common shares in settlement of the exercise of 1,935,000 share purchase warrants at $0.10 per warrant on a “cashless basis”.

During the first quarter of 2004, the Company issued a total of 250,000 of the OM Units offered in the fourth quarter of 2003 for proceeds of $125,000, comprised of one restricted common share at $0.50 and one non-transferable share purchase warrant at $0.55, under Regulation S. The warrants have a term of three years and will expire by February 20, 2007. The fair value of the warrants was estimated to be $12,500 and has been recorded as a separate component of stockholders’ equity.

In March 2004, the Company issued a total of 175,000 of the OM units offered in the fourth quarter 2003 for proceeds of $70,000, comprised of one restricted common share at $0.40 and one non-transferable share purchase warrant at $0.45, under Regulation S. The warrants have a term of three years and will expire by March 9, 2007. The fair value of the warrants was estimated to be $7,000 and has been recorded as a separate component of stockholders’ equity.

On March 31, 2004, the Company entered into a Private Placement Subscription Escrow Agreement (“PPSEA”) whereby it agreed to offer through a private placement agent not less than 500,000 and not more than 10,000,000 shares of the Company’s common stock at $0.20 per share, under Rule 506 of Regulation D. In return for arranging the financing, the Company has agreed to pay an agent’s fee of: (i) $10,000 cash upon signing the agreement; (ii) 10% of the gross proceeds from the sale of the shares in cash; and (iii) 10% of the common stock sold to investors.

During June 2004, the Company issued 2,500,000 shares under the PPSEA at $0.20 per share for proceeds of $440,500 net of share issue costs and fees of $59,500. As of June 30, 2004, the Company also recorded an obligation to issue 250,000 shares to the agent as described in (iii) above with at a fair value of $50,000.

On April 15, 2004, the Company issued 250,000 common shares in settlement of the exercise of 310,000 share purchase warrants at $0.10 per warrant on a “cashless basis”.

On July 1, 2004, the Company issued 100,000 shares under the PPSEA at $0.20 per share for proceeds of $18,000, net of share issue costs of $2,000. The Company recorded an obligation to issue 10,000 shares to the agent as described in (iii) above with at a fair value of $2,000.

In April, 2005, the Company issued a total of 2,825,000 shares of its common stock to ten persons. Each of these persons has confirmed in writing that they are accredited investors as that term is defined in the Rules of the Securities Act of 1934. The 2,825,000 shares of common stock are registered for sale and for resale under this registration statement but would otherwise have been exempted from registration by virtue of the fact that the persons are accredited investors as that term is meant for the purposes of Rule 506 in Regulation D. Concurrently with the issue of the 2,825,000 shares of common stock, which were sold at $0.08 and $0.10 per share, the Company issued 1,412,500 share purchase warrants, each exercisable at an exercise price of $0.17 per share. The warrants were issued with the 2,825,000 shares of common stock, each share of common stock accompanied by one-half share purchase warrant.

Stock Option Plans

For information regarding the Company’s stock option plans see “Market for Common Equity and Related Stockholder Matters”.

EXHIBITS AND EXHIBIT TABLE

3.1	Articles of ActionView International, Inc. (formerly Acquisition Media, Inc.) (incorporated by reference to Exhibit 3 of the Registration Statement on Form 10-SB).

3.2	Certificate of Incorporation of ActionView International, Inc. (formerly Acquisition Media, Inc.) (incorporated by reference to Exhibit 1 of the Registration Statement on Form 10-SB).

3.3	Amendment to Certificate of Incorporation of ActionView International, Inc. (formerly Acquisition Media, Inc.) (incorporated by reference to Exhibit 2 of the Registration Statement on Form 10-SB)

3.4	Certificate of Amendment to Articles of incorporation concerning name change to ActionView International, Inc. from Acquisition Media, Inc.

5.1	Legal Opinion of CD Farber Law Corporation regarding valid issuance of shares of ActionView International Inc.

10.1	Advertising Agreement between the Company’s 50% owned subsidiary, Actionview Far East and Chuangrun Advertising (H.K.) Limited

10.2
Letter Agreement between the Company’s 50% owned subsidiary, Actionview Far East and Chuangrun Advertising (H.K.) Limited regarding the installation of 150 scrolling signs at the Guangzhou Bai Yun Airport.

22.1	Consent of CD Farber Law Corporation (see below) regarding inclusion of opinion (Exhibit 5.1)

22.2
Consent of Dale Matheson Carr-Hilton LaBonte, independent registered public accounting firm, regarding inclusion of their Report dated March 24, 2005 on the December 31, 2004 and 2003 consolidated financial statements.

UNDERTAKINGS

In accordance with Rule 415 and Item 512 of Regulation S-K, the undersigned company hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

	(ii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vancouver in the State of British Columbia, Canada, on this 26th day of April, 2005.

By: /s/ Christoper Stringer	By: /s/ Rick Mari
Christopher Stringer,	Rick Mari,
President, CFO and Director	CEO, Secretary, Treasurer and Director

ACTIONVIEW INTERNATIONAL, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ACTIONVIEW INTERNATIONAL, INC.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

CONSOLIDATED STATEMENTS OF CASHFLOWS

NOTES TO THE CONSOLIDATED STATEMENTS

To the Stockholders and Board of Directors of Actionview International, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the consolidated balance sheets of Actionview International, Inc. as at December 31, 2004 and 2003 the consolidated statement of operations and deficit, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows and the changes in stockholders’ equity for the years then ended.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has realized significant losses and further losses are anticipated. At December 31, 2004 the Company had a working capital deficiency of $360,661, has incurred losses since inception of $4,012,755, and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Dale Matheson Carr-Hilton LaBonte”

CHARTERED ACCOUNTANTS

Vancouver, B.C.
March 24, 2005

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
	$	$

ASSETS

CURRENT ASSETS
Cash	32,305	41,855
Accounts receivable	25,734	87,463
Inventory	139,531	116,846
Prepaid expenses and other (Note 3)	30,279	302,876

	227,849	549,040
PROPERTY AND EQUIPMENT, at net book value (Note 4)	150,803	81,771
INTELLECTUAL PROPERTY RIGHTS, at net book value (Note 5)	1,929,896	2,152,576
GOODWILL (Note 6)	431,572	431,572

	2,740,120	3,214,959

LIABILITIES

CURRENT LIABILITIES
Bank indebtedness (Note 7)	83,084	65,450
Accounts payable and accrued liabilities	298,137	136,073
Deferred revenue	2,335	1,645
Current portion of long-term debt (Note 8)	17,307	30,631
Due to related parties (Note 10)	167,647	19,932
Notes payable	20,000	20,000

	588,510	273,731
LONG-TERM DEBT (Note 8)	33,234	46,840

	621,744	320,571

CONTINGENCIES AND COMMITMENTS (Notes 1, 7 and 11)

STOCKHOLDERS' EQUITY

COMMON STOCK (Note 9)
$0.001 par value; 75,000,000 shares authorized
21,316,515 issued and outstanding (2003 - 16,300,015)	21,316	16,300
EXCHANGEABLE SHARES (Note 9)	2,421,803	2,421,803
ADDITIONAL PAID IN CAPITAL	3,559,812	2,952,628
OBLIGATION TO ISSUE SHARES	52,000	-
COMMON STOCK PURCHASE WARRANTS (Note 9)	76,200	56,700
DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE	(4,012,755)	(2,553,043)

	2,118,376	2,894,388

	2,740,120	3,214,959
SUBSEQUENT EVENTS (Note 14)

The accompanying notes are an integral part of these consolidated financial statements.

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

			Cumulative
			From Inception
	For the Years Ended December 31,		(April 2, 1989) to
	2004	2003	December 31, 2004
	$	$	$

SALES	130,866	40,790	171,656
COST OF SALES	65,206	18,100	83,306

	65,660	22,690	88,350

OPERATING EXPENSES
Consulting fees - cash	185,000	91,400	331,900
- stock based	30,200	326,100	356,300
Research & Development	151,362	2,626	151,362
Depreciation and amortization	269,588	80,861	350,449
Marketing	79,542	36,237	115,779
Investor relations	367,287	53,567	420,854
Professional fees	80,223	95,660	221,625
Salaries and
management fees - cash	187,434	77,471	264,905
- stock based	-	120,000	120,000
Office and general administrative	174,736	100,182	1,767,931
	1,525,372	984,104	4,101,105

NET LOSS FOR THE YEAR	(1,459,712)	(961,414)	(4,012,755)

DEFICIT, BEGINNING OF YEAR	(2,553,043)	(1,591,629)

DEFICIT, END OF YEAR	(4,012,755)	(2,553,043)	(4,012,755)

BASIC NET LOSS PER SHARE	(0.07)	(0.13)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	19,802,542	7,665,091

The accompanying notes are an integral part of these consolidated financial statements.

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

							Common
	Common Shares		Exchangeable Shares		Additional	Obligation	Stock		Total
	Number of		Number of		Paid-in	to Issue	Purchase	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Shares	Warrants	Deficit	Equity/(Deficit)

Balance - December 31, 2002	4,014,674	$4,015	-	$-	$764,938	$-	$-	$(1,591,629)	$(822,676)

Beneficial conversion price of warrants			-	-	8,134	-	-	-	8,134

Stock issued for services at $0.065 per share	975,000	975	-	-	62,400	-	-	-	63,375

Units issued in settlement of convertible notes and accrued
interest at $0.05 per share	6,700,000	6,700	-	-	328,300	-	-	-	335,000

Units issued on settlement of convertible notes at $0.25
$0.25 per share	352,000	352	-	-	78,848	-	8,800	-	88,000

Units issued on settlement of convertible notes at $0.40
per share	250,000	250	-	-	89,750		10,000	-	100,000

Shares issued in settlement of interest on convertible notes
at $0.05 per share	1,332,460	1,332	-	-	65,291	-	-	-	66,623

Shares issued in settlement of accrued interest on convertible
notes at $0.31 per share	16,110	16	-	-	5,006	-	-	-	5,022

Shares issued in settlement of directors' advances at $0.30
per share	327,325	327	-	-	97,870	-	-	-	98,197

Shares issued on settlement of debt at $0.50 per share	774,446	775	-	-	386,449	-	-	-	387,224

Units issued for cash under regulation S at $0.50 per unit	958,000	958	-	-	430,142		47,900	-	479,000

Shares issued on exercise of warrants at $0.30 per share
in settlement of accounts payable	250,000	250	-	-	84,750		(10,000)	-	75,000

Exchangeable shares issued at $0.30 per share	-	-	8,422,675	2,526,803	-			-	2,526,803

Exchangeable shares converted at $0.30 per share	350,000	350	(350,000)	(105,000)	104,650	-	-	-	-

Stock options granted	-	-	-	-	446,100	-	-	-	446,100

Net loss for the year ended December 31, 2003	-	-	-	-	-	-	-	(961,414)	(961,414)

Balance - December 31, 2003	16,300,015	16,300	8,072,675	2,421,803	2,952,628	-	56,700	(2,553,043)	2,894,388

Stock options granted					30,200	-			30,200

Exercise of warrants on a cashless basis at $0.001 per share	1,741,500	1,741	-	-	(1,741)	-	-	-	-

Units issued for cash under regulation S at $0.50 per unit	250,000	250	-	-	112,250	-	12,500	-	125,000

Units issued for cash under regulation S at $0.40 per unit	175,000	175	-	-	62,825	-	7,000	-	70,000

Private placement of shares issued under Reg D, Rule								-
506 for cash at $0.20 per share net of share issue costs	2,500,000	2,500	-	-	388,000	50,000	-		440,500

Exercise of warrants on a cashless basis at $0.001 per share	250,000	250	-	-	(250)	-	-	-	-

Private placement of shares issued under Reg D, Rule
506 for cash at $0.20 per share net of share issue costs	100,000	100	-	-	15,900	2,000	-	-	18,000

Net loss for year ended December 31, 2004	-	-	-	-	-	-	-	(1,459,712)	(1,459,712)

Balance December 31, 2004	21,316,515	$21,316	8,072,675	$2,421,803	$3,559,812	$52,000	$76,200	$(4,012,755)	$2,118,376

The accompanying notes are an integral part of these consolidated financial statements.

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASHFLOWS

			Cumulative
			From Inception
	For the Years Ended		(April 2, 1989) to
	December 31,		December 31,
	2004	2003	2004
	$	$	$
CASH FLOW FROM (USED IN ) OPERATING ACTIVITIES
Net loss for the year	(1,459,712)	(961,414)	(4,012,755)
Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation and amortization	269,588	80,861	351,632
Finance expense on beneficial conversion features	-	8,134	363,134
Bad debt	-	-	340,000
Common stock issued for services	-	63,375	174,375
Warrants issued for services	-	-	98,713
Stock based consulting fees	30,200	326,100	356,300
Stock based salaries and management fees	-	120,000	120,000
	299,788	598,470	1,804,154
Changes in non-cash working capital
Accounts receivable	61,729	(16,123)	45,606
Inventory	(22,685)	(88,202)	(110,887)
Prepaid expenses and other assets	272,597	(274,402)	9,224
Accounts payable	162,064	191,604	820,851
Deferred revenue	690	(1,167)	(477)
	474,395	(188,290)	764,317

NET CASH USED IN OPERATING ACTIVITIES	(685,529)	(551,234)	(1,444,284)

CASH FLOW FROM (USED IN ) INVESTING ACTIVITIES
Purchase of property and equipment	(115,940)	(53,997)	(169,937)
Net cash acquired on acquisition of ActionView	-	(53,439)	(53,439)
Cash acquired on reorganization of the Company	-	-	23,540

NET CASH USED IN INVESTING ACTIVITIES	(115,940)	(107,436)	(199,836)

CASH FLOW FROM (USED IN ) FINANCING ACTIVITIES
Additional capital contributed	-	-	82,488
Issuance of common stock for cash	653,500	479,000	1,219,000
Payment of advance receivable	-	-	(340,000)
Proceeds from convertible notes payable	-	188,000	543,000
Long term debt repayments, net of advances	(26,930)	(4,657)	(31,587)
Increase in bank indebtedness	17,634	25,782	43,416
Advances from related parties and shareholder	147,715	12,393	160,108

NET CASH FROM FINANCING ACTIVITIES	791,919	700,518	1,676,425

(DECREASE) INCREASE IN CASH	(9,550)	41,848	32,305

CASH, BEGINNING OF YEAR	41,855	7	-

CASH, END OF YEAR	32,305	41,855	32,305

Supplemental disclosure with respect to cash flows (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

ACTIONVIEW INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED STATEMENTS
December 31, 2004

(1)	NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

ActionView International, Inc. (formerly Acquisition Media, Inc.) (the "Company"), was incorporated on January 26, 1986, as Vantage, Inc., under the laws of the State of Nevada.

Following a number of name changes since incorporation, the Company changed its name again to ActionView International, Inc. on August 20, 2003. This was done to better reflect its new business operations during the process of acquiring 100% of ActionView Advertising Systems, Inc. and related technology rights through its wholly owned subsidiary company, 6126421 Canada Ltd. This acquisition was closed in September 2003 (See Notes 5 and 6).

The Company currently engages in the manufacturing, assembly and marketing of programmable scrolling backlit billboard poster signs used in point-of-sale and outdoor advertising locations. The Company’s business model has two basic revenue streams: (i) ad revenues from company owned signs placed in high traffic locations by Ad Agencies with whom the Company shares the revenue; and (ii) sale of signs to franchise operators along with on-going royalty revenue from advertising on the signs in local market areas.

In connection with its ad revenue business from Company-owned signs, the Company completed the incorporation of ActionView Far East Limited in early 2004 for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. (Refer to note 11).

The Company is currently considered a Development Stage Enterprise, under the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 7.

Going concern

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a working capital deficit of $360,661, has incurred losses since inception of $4,012,755, and further losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

The continued operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in a significant dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected.

The Company is planning additional ongoing equity and/or debt financing by way of private placements and/or commercial loan agreements to fund its obligations and operations.

(2)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      Consolidated Financial Statements:

These consolidated financial statements include the accounts of the Company, a Nevada Corporation, and its 100% interest in 6126421 Canada Ltd. (a wholly-owned Canadian subsidiary incorporated August 11, 2003) (“612 Canada“). 612 Canada also owns 100% of the issued and outstanding shares of ActionView Advertising Systems, Inc. (“ActionView”), a British Columbia corporation acquired effective September 9, 2003. (refer to Note 6).

(b)      Cash and Cash Equivalents

Cash equivalents usually consist of highly liquid investments that are readily convertible into cash with maturity of three months or less when purchased. As at December 31, 2004, the cash and cash equivalents consist of bank deposits.

(c)      Inventory

Inventory consists of programmable scrolling backlit billboard poster signs held for sale and are valued at the lower of cost or net realizable values. Cost is determined on "the first-in, first-out basis."

(d)      Property and equipment

Property and equipment is recorded at cost. Depreciation is computed using the following methods and rates to depreciate the cost of the property and equipment less their residual values over their estimated useful lives.

Rental Signs:	5 years
Leasehold Improvements:	3 years
Furniture and fixtures:	4 years

Property and equipment are reviewed annually for impairment and whenever circumstances indicate that their carrying amount is not recoverable and exceeds their fair value. The carrying amount of property and equipment is determined to be non-recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposal.

The cost of rental signs includes component parts, labour and freight up to the point of substantial completion of the signs. The signs are considered substantially complete and ready for their intended use at the earlier of the date of completion of their construction and installation or the date when related revenue recognition commences.

(e)      Disposal of long-lived assets

In accordance with SFAS 144, “Accounting for the Impairment on Disposal of Long-Lived Assets” (SFAS 144), the Company measures all long-lived assets that are to be disposed of by sale at the lower of book value or fair value less disposal costs.

(f)      Goodwill and intangible assets

The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment at least annually. Intangible assets with a definite life will be amortized over that expected life and will also be tested for impairment at least annually and whenever events or circumstances indicate a revision to the remaining period of amortization is warranted. The Company’s intellectual property is being amortized on a straight line basis over 10 years. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset.

Although management has determined that there has been no impairment of intellectual property rights and goodwill at December 31, 2004 the recoverability of these intangible assets is also dependent on the Company’s ability to continue operating as a going concern as described in Note 1.

(g)     Foreign currency transactions

The functional currency of the Company is U.S. dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and capital asset accounts are translated by using historical exchange rates. Any re-measurement gain or loss incurred is reported in the consolidated income statement.

(h)      Revenue Recognition

ActionView generates its revenue primarily from three sources:

i) rental revenue - Company-owned signs are placed by independent ad agencies, who sell the advertising, in point-of-sale and high traffic out-of-home advertising locations. This revenue is shared with the ad agencies and the sign location landlords and is recognized over the period the advertising is provided.

ii) franchise revenue – franchise fees, fees on sign sales generated by franchisees, and royalty fees on advertising revenues generated by franchisees. Non-refundable franchise fees are earned for arranging the franchise agreements and providing initial training services and related materials.

iii) sales revenue - custom manufactured signs are sold with revenue being recognized when the signs are delivered.

Revenue from all sources is recognized when the amount is fixed or determinable, delivery has occurred or initial services have been performed, and collection is reasonably assured.

Any amounts received in advance of the goods being delivered or services being performed are recorded as deferred revenue.

(i)      Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

For future tax assets, the full amount of the potential future benefit is recorded. A valuation allowance is then used to adjust for the probability of realization.

(j)      Financial Instruments

In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash, prepaid expense, loans and accounts payable and due to related parties approximate carrying value due to the immediate or short-term maturity of these financial instruments.

Fair values of long-term debt are based on market prices where available. When quoted market prices are not available, fair values are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

(k)      Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

(l)      Stock-based compensation

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company commencing December 31, 2002.

The Company has elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. This amount is recorded when the options first become exercisable. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

The following table illustrates the pro forma effect on net loss and net loss per share as if the Company had accounted for its stock-based employee compensation using the fair value provisions of SFAS No. 123 using the assumptions described in Note 9 under Stock Option Plan:

		December 31,	December 31,
		2004	2003

Net loss for the year	As reported	$(1,459,712)	$(961,414)
SFAS 123 compensation expense	Pro-forma	-	(266,500)

Net loss for the year	Pro-forma	$(1,459,712)	$(1,227,914)

Pro-forma basic net loss per share	Pro-forma	$(0.07)	$(0.16)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting

Standards Board Interpretation No.44, Accounting for Certain

Transactions Involving Stock Compensation – An Interpretation of APB Opinion No. 25 (“FIN 44”), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

(m)      Loss Per Share

The computation of basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of outstanding common shares during the period, excluding the exchangeable shares as described in note 6, which have not yet been exchanged into common stock of the Company. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted loss per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on net loss. As of December 31, 2004, the Company had approximately 16,537,675 potentially dilutive securities in the form of exchangeable shares, share purchase warrants and stock options. (December 31, 2003 18,607,675 potentially dilutive securities). The accompanying presentation is only of basic loss per share as the potentially dilutive factors are anti-dilutive to basic loss per share.

(n)      Recent accounting pronouncements

In March 2004, the Financial Accounting Standards Board ("FASB") issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITD 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. Management believes that the adoption of EITF 03-1 will not have a material impact on the Company’s financial condition or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of this standard on the Company’s financial condition and results of operations. See Note 2 re stock-based compensation for information related to the pro forma effects on the Company’s reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“SFAS 153”) SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company’s financial condition or results of operations.

(o)      Comparative figures

Certain of the comparative figures have been reclassified to conform to the current year’s presentation.

(3)

PREPAID EXPENSES

Prepaid investor relations cost of $270,000 that was included in prepaid expense at December 31, 2003 was expensed in 2004 as part of an arm’s length investor relations program conducted in the first quarter.

(4)	FIXED ASSETS

	December	December
	31, 2004	31, 2003
Rental signs	$ 256,973	$ 141,031
Furniture and fixtures	4,174	4,174
Leasehold improvements	10,785	10,785

	271,932	155,990
Less: accumulated depreciation	(121,129)	(74,219)

Net book value	$ 150,803	$ 81,771

Under the terms of the Company’s loan with the Royal Bank, the operating line of credit is secured by a general security agreement over all of the assets of Action View. (See Note 7)

(5)

INTELLECTUAL PROPERTY RIGHTS

By agreement effective September 9, 2003, the Company through 612 Canada acquired the Intellectual Property rights relating to a computer programmable scrolling, backlit billboard poster sign.

612 Canada issued 7,422,675 Exchangeable Shares to the principals of ActionView in exchange for the intellectual property rights described above. The Exchangeable Shares can be exchanged into shares of the Company on a one-for-one basis at the option of the exchangeable shareholder. The exchangeable shares were issued at a fair value of $0.30 per share with a total acquisition price of $2,226,803.

In accordance with the provisions of SFAS 142 “Goodwill and other Intangible Assets”, the Company is amortizing the cost of the Intellectual Property Rights, on a straight-line basis, over the estimated life which has been determined, by management, to be ten years. As at December 31, 2004 and 2003, the book value is shown below and the Company has determined that no impairment of intellectual property rights has occurred.

	December	December
	31, 2004	31, 2003

Intellectual property	$ 2,226,803	$ 2,226,80

Less: accumulated amortization	(296,907)	(74,227)

Net book value	$ 1,929,896	$ 2,152,576

(6)

ACQUISITION OF ACTIONVIEW ADVERTISING SYSTEMS, INC.

Pursuant to the Agreement dated August 18, 2003 as amended August 25, 2003 and effective September 9, 2003, between the Company, 612 Canada, ActionView, the ActionView shareholders and the two principals of

ActionView, 100% of the issued and outstanding common shares of ActionView were acquired by 612 Canada in exchange for 1,000,000 exchangeable shares of 612 Canada. In addition, 612 Canada issued a further 7,422,675 exchangeable shares to the two principals of ActionView in exchange for intellectual property rights held by the principals relating to the development of ActionView’s products.

Concurrent with the acquisition of ActionView the Company issued 327,325 shares of common stock on settlement of a total of $98,197 owing to the two principals of ActionView who became directors of the Company, subsequent to the acquisition.

A holder of an exchangeable share may, at any time, require 612 Canada to repurchase the exchangeable share for an amount equal to the then current market value of the Company’s common stock. 612 Canada may, at its option, satisfy the resulting obligation to repurchase the exchangeable shares in cash or it may elect to have the obligation satisfied by the issuance of shares of the common stock of the Company on the basis of one common share for one exchangeable share. The Company issued 8,422,675 shares of common stock to a trustee to satisfy this obligation. The holders of the exchangeable shares will be granted votes in the Company on a basis of one vote for every exchangeable share held. During the year ended December 31, 2003, 350,000 exchangeable shares were exchanged for shares of the Company at $0.30 each.

On September 9, 2003, the acquisition of ActionView was accounted for as a business combination using the purchase method of accounting in accordance with SFAS 141 whereby the fair value of the consideration paid has been allocated to the fair value of the underlying net assets acquired as follows:

Assets acquired at fair value:
Current assets	$ 128,719
Fixed assets	34,407
Goodwill	431,572

594,698
Liabilities acquired at fair value:
Current liabilities	81,825
Long term debt	53,437
Due to related parties	159,436

294,698

Purchase price – 1,000,000 exchangeable shares	$ 300,000

In accordance with the provisions of SFAS 142 “Goodwill and other Intangible Assets” the Company no longer amortizes goodwill, but is required to test for recoverability of long-lived assets and when the carrying amount of an asset exceeds its fair value, is required to recognize an impairment loss. As at December 31, 2004, management has determined that no impairment of goodwill has occurred.

The consolidated results of operations of the Company include the results of operations of ActionView from the date of acquisition on September 9, 2003.

(7)	BANK INDEBTEDNESS

As of December 31, 2004 the Company has fully utilized its operating line of credit to a maximum of $83,084 (Cdn $100,000), payable on demand and bearing interest at Royal Bank of Canada prime rate plus 1.55% per annum. Both the operating line of credit, and the long term debt described in Note 8 below, are secured by a general security agreement over all the assets of ActionView and are guaranteed by the Company’s two directors.

(8)	LONG TERM DEBT

Security over the following debt is described in Note 7 above.

	December 31,	December 31,
	2004	2003
(i) Term loan with the Royal Bank, bearing interest at Royal Bank prime plus 2.25% per annum with monthly principal payments of $1,425 (Cdn $1,715) plus interest.	$1,355	$17,103

(ii) Business Development Corporation (“BDC”) loan, bearing interest at BDC prime plus 2% per annum with monthly payments of interest only, the principal being repayable by November 23, 2007 via monthly payments of $664 (Cdn $800) commencing October 2002.	25,921	28,952

(ii) BDC loan, bearing interest at BDC prime plus 4% per annum with monthly principal payments of $664 (Cdn $800) plus interest and due March 23, 2008.	23,265	31,416

	50,541	77,471

Less: current portion of loans	(17,307)	(30,631)

Long term portion of loans	$33,234	$46,840

Principal repayments The aggregate amount of principal payments required in each of the next four years to meet debt retirement provisions is as follows:

Year ending	December 31, 2005	17,306
	December 31,006	15,951
	December 31, 2007	15,287
	December 31, 2008	1,997
		$ 50,541

(9)	COMMON STOCK In 1999 the Company completed a 1-for-3 reverse stock split. Prior to the reverse stock split, the Company had 8,984,025 shares issued and outstanding. The reverse stock split reduced the issued and outstanding shares to 2,994,675. All references to common stock, common shares outstanding, average numbers of common shares outstanding and per share amounts in these Financial Statements and Notes to Financial Statements have been restated to reflect the 1-for-3 reverse stock split.

Following the reverse stock split in 1999 the Company issued 910,000 shares of common stock for services rendered. The value of these shares have been calculated at the market value of the stock at date of issuance.

On June 14, 2001 the Company issued 55,000 shares of stock to directors of the Company for expenses advanced by them totaling $98,713.

On November 26, 2001, the Company issued 1,000,000 shares of its common stock as consideration for the purchase of the assets of Inform Online, Inc. valued at $550,000. The value of these shares was calculated at the market value of the stock at the date of issuance. As of June 24, 2002, the Company terminated the asset acquisition agreement. The Company returned all the assets and the 1,000,000 shares of the Company’s common stock were returned to treasury and cancelled during the year ended December 31, 2002.

On March 25, 2002, the Company issued 2,500,000 shares of its common stock for consideration in the anticipated purchase of 100% of Tele-Pacific Communications (Samoa) Inc. from Pacific E-Link Corporation. These shares were placed in treasury until the completion of due diligence and the finalization of the acquisition. As of August 8, 2002, the Company terminated the share acquisition agreement in writing and the 2,500,000 shares of the Company’s common stock were cancelled.

On May 16, 2003, the Company issued 975,000 shares of common stock in payment of a total of $63,375 in consulting and professional fees.

During the third and fourth quarters of 2003, the Company issued a total of 7,302,000 units comprised of one common share and one common share purchase warrant on conversion of certain convertible notes payable and accrued interest. The Company also issued a total of 1,348,570 shares in settlement of accrued interest on convertible notes payable. The fair value of the warrants was estimated to be $18,800 and has been recorded as a separate component of stockholders’ equity. Of the units issued, 250,000 warrants were exercised at a value of $75,000 which was offset against accounts payable.

In September 2003 concurrent with the acquisition of Action View as described in Note 6, the Company issued 327,325 shares of common stock on settlement of a total of $98,197 owing to the two principals of Action View.

In September 2003, as described in Notes 5 and 6, 612 Canada issued a total of 8,422,675 exchangeable shares with a fair value of $2,526,803 which have been recorded as a separate component of consolidated stockholders’ equity.

On November 1, 2003 the Company issued 774,446 shares of common stock in settlement of a total of $387,224 owing to two directors of the Company and to a company controlled by a director of the Company.

During the fourth quarter of 2003, the Company prepared a Private Placement Offering Memorandum to sell 2,000,000 units of securities at $0.50 per unit (the “OM Units”). Each Unit consists of one share of restricted common stock of the Company and one non-transferable share purchase warrant. The Warrant entitles the holder to purchase one share of restricted common stock at $0.55 for three years.

In this connection, the Company issued a total of 958,000 of the OM Units in the fourth quarter of 2003 with the warrants expiring by December 30, 2006. The fair value of the warrants was estimated to be $47,900 and has been recorded as a separate component of stockholders’ equity.

During the fourth quarter of 2003, the Company issued 250,000 common shares on exercise of 250,000 share purchase warrants at $0.10 per warrant in settlement of $75,000 of accounts payable.

During the fourth quarter of 2003, the Company issued a total of 350,000 shares of common stock in satisfaction of the purchase price owing by 612 Canada on repurchase of a total of 350,000 exchangeable shares of 612 Canada.

On January 16, 2004, the Company issued 1,741,500 common shares in settlement of the exercise of 1,935,000 share purchase warrants at $0.10 per warrant on a “cashless basis”.

During the first quarter of 2004, the Company issued a total of 250,000 of the OM Units offered in the fourth quarter of 2003 for proceeds of $125,000, comprised of one restricted common share at $0.50 and one non-transferable share purchase warrant at $0.55, under Regulation S. The warrants have a term of three years and will expire by February 20, 2007. The fair value of the warrants was estimated to be $12,500 and has been recorded as a separate component of stockholders’ equity.

In March 2004, the Company issued a total of 175,000 of the OM units offered in the fourth quarter 2003 for proceeds of $70,000, comprised of one restricted common share at $0.40 and one non-transferable share purchase warrant at $0.45, under Regulation S. The warrants have a term of three years and will expire by March 9, 2007. The fair value of the warrants was estimated to be $7,000 and has been recorded as a separate component of stockholders’ equity.

On March 31, 2004, the Company entered into a Private Placement Subscription Escrow Agreement (“PPSEA”) whereby it agreed to offer through a private placement agent not less than 500,000 and not more than 10,000,000 shares of the Company’s common stock at $0.20 per share, under Rule 506 of Regulation D. In return for arranging the financing, the Company has agreed to pay an agent’s fee of: (i) $10,000 cash upon signing the agreement; (ii) 10% of the gross proceeds from the sale of the shares in cash; and (iii) 10% of the common stock sold to investors.

During June 2004, the Company issued 2,500,000 shares under the PPSEA at $0.20 per share for proceeds of $440,500 net of share issue costs and fees of $59,500. As of June 30, 2004, the Company also recorded an obligation to issue 250,000 shares to the agent as described in (iii) above at a fair value of $50,000.

On April 15, 2004, the Company issued 250,000 common shares in settlement of the exercise of 310,000 share purchase warrants at $0.10 per warrant on a “cashless basis”.

On July 1, 2004, the Company issued 100,000 shares under the PPSEA at $0.20 per share for proceeds of $18,000, net of share issue costs of $2,000. The Company recorded an obligation to issue 10,000 shares to the agent as described in (iii) above with a fair value of $2,000.

STOCK OPTION PLAN

On September 18, 2003 the Company adopted a Non-Qualified Stock Option Plan (the “Plan”) which authorizes the issuance of up to 1,750,000 shares of common stock on exercise of options granted pursuant to the Plan. In addition, the Company adopted a Stock Bonus Plan which authorizes the issuance of up to 1,000,000 shares of common stock. Under the Stock Bonus Plan, the Company’s employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company’s shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

On September 18, 2003 and pursuant to the Plan, the Company granted options to purchase 1,475,000 shares of common stock to the Company’s officers, directors, employees and to consultants of the Company. The options are exercisable at a price of $0.50 per share for the period from October 1, 2003 to September 30, 2005.

During 2003, 800,000 of these options were granted to employees, officers and directors at less than the market value of the Company’s common stock with a total intrinsic value, being the excess of the quoted market price of the common stock over the exercise price at the date the options are granted, of $120,000. In accordance with the provisions of APB No. 25, this compensation has been recognized upon exercisability of the options being October 1, 2003. In addition, the Company has provided pro-forma disclosures as required by SFAS No. 123 and SFAS No. 148 showing the results of applying the fair value method using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 145%. Applying the fair value method has resulted in additional pro-forma compensation of $266,500 being recorded. (Refer to Note 2).

During 2003, 675,000 options were granted to consultants of the Company which were recorded at a fair value of $326,100 upon exercisability of the options being October 1, 2003. The fair value was determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 145%.

On December 1, 2003, 50,000 options were granted to consultants of the company which were recorded at a fair value of $30,200 when the options became exercisable on January 1, 2004. The fair value was determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 139%.

A summary of the Company’s outstanding incentive stock options to directors, employees and consultants as of December 31, 2003 and 2004 and changes during the years is presented below:

	2004		2003
		Exercise		Exercise
	Shares	Price	Shares	Price

Balance, beginning of year	1,525,000	$ 0.50	-	$ 0.50
				-
Granted	-	-	1,525,000
				0.50
Exercised/expired/cancelled	250,000	-	-
				-
Balance, end of year	1,275,000	$ 0.50	1,525,000	$ 0.50

The weighted average exercise price and remaining life of the stock options is $0.50 and 0.75 years respectively.

STOCK PURCHASE WARRANTS

On November 5, 2000, the Company issued 8% convertible notes payable in the amount of $335,000. These notes payable were convertible into Units of the Company at a conversion price of $0.20 per Unit. Each Unit is comprised of one fully-paid non-assessable common share of the Company and one Share Purchase Warrant entitling the holder to purchase an additional common share at a purchase price of $0.25 per common share. During the year ended December 31, 2003 the conversion price of the Units was reduced to $0.05 and the exercise price of the warrants was reduced to $0.10. During the year ended December 31, 2003, $335,000 of the November 5, 2000 convertible notes payable were settled through the issuance of 6,700,000 common shares and 6,700,000 common share purchase warrants.

On March 25, 2001, the Company issued 1,000,000 warrants to purchase 1,000,000 shares of the Company’s common stock at $0.20 per share to six parties. On January 6, 2003, the Company reduced the exercise price to $0.05 per share.

A summary of the Company’s warrants as of December 31, 2003 and 2004 and changes during the year ended is presented below:

		Number of				Number of
		Shares				Shares
		Issuable				Issuable
Expiry	Exercise	at				at
Date	Price	Dec. 31,				Dec. 31,
		$2003	Issued	Exercised	Expired	2004
Aug 21, 2005	0.10	2,000,000	-	(810,000)	-	1,190,000

Aug 21, 2005	0.10	1,000,000	-	(1,000,000)	-	-

Aug 22, 2005	0.10	1,400,000	-	-	-	1,400,000

Sept 15, 2005	0.10	400,000	-	(435,000)	-	400,000

Sept 22, 2005	0.10	750,000	-	-	-	750,000

Oct 3, 2005	0.10	400,000	-	-	-	400,000

Oct 27, 2005	0.10	750,000	-	-	-	315,000

Mar 25, 2005	0.05	1,000,000	-	-	-	1,000,000

Oct 10, 2006	0.55	30,000	-	-	-	30,000

Oct 15, 2006	0.55	70,000	150,000	-	-	70,000

Oct 28, 2006	0.55	120,000	50,000	-	-	120,000

Nov 4, 2006	0.55	50,000	50,000	-	-	50,000

Nov 26, 2006	0.55	108,000	175,000	-	-	108,000

Dec 8, 2006	0.55	540,000	-	-	-	540,000

Dec 31, 2006	0.55	40,000	-	-	-	40,000

July 25, 2006	0.30	102,000	-	-	-	102,000

Sept 2, 2006	0.45	250,000	-	-	-	250,000

Jan 15, 2007	0.55	-	-	-	-	150,000

Jan 22, 2007	0.55	-	-	-	-	50,000

Feb 20, 2007	0.55	-	-	-	-	50,000

Mar 10, 2007	0.45	-	-	-	-	175,000

		9,010,000	425,000	(2,245,000)	-	7,190,000

The weighted average exercise price and remaining useful life of the stock purchase warrants is $0.17 and 0.86 years respectively.

(10)	RELATED PARTY TRANSACTIONS

As at December 31, 2004 the Company owed a total of $167,647 (2003 - $19,932) to the directors and their private companies and $8,664 to a shareholder. During the year, $199,392 (2003 - $55,942) of management fees were incurred to Company directors and their two private companies of which $150,488 remains unpaid at the year end. As at December 31, 2004 the Company owed a total of $167,647 (2003 - $19,932) to the directors and their private companies inclusive of management fees and expenses paid on behalf of the Company. These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

All related party transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

(11)	INCORPORATION OF ACTIONVIEW FAR EAST LIMITED

On February 20, 2004, the Company completed the incorporation of a new entity in Hong Kong, called ActionView Far East Limited (“AVFE”), for the purpose of representing the Company and marketing its scrolling sign products in both China and Hong Kong. AVFE is owned by the Company and another company in Hong Kong, called Americrown Inc (“Americrown”).

In general, Americrown will be responsible for negotiating business contracts and the day-to-day running of AVFE in accordance with approved operating procedures and budgets. The Company will be responsible for assisting in the management of AVFE and supplying Company-owned rental signs for placement in high traffic areas in China and Hong Kong for the purpose of generating advertising revenue. The specific terms of the expected agreement between the two shareholders is in the process of being finalized.

On June 14, 2004, AVFE signed an agreement with Chuangrun Advertising (HK) Limited which has the contract to place advertising in the new Bai Yuan Airport and the new MTR Subway System, both in Guangzhou, a large city located in southern China. Subsequently, Chuangrun secured the contract to place the equivalent of 200 Company-owned ActionView motion signs into both the domestic arrivals and the bus stop areas of the new airport.

(12)	INCOME TAXES

As at December 31, 2004 the Company has estimated tax loss carry forwards for tax purposes of approximately $3,500,000 (2003 - $2,050,000) which expire through 2025. This amount may be applied against future federal taxable income. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization has been determined not likely to occur.

The Company reviews its valuation allowance requirements annually based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance would generally be reflected in current income.

The reported income taxes differ from the amounts obtained by applying statutory rates to the loss before income taxes for the years ended as follows:

	December 31,	December 31 ,
	2004	2003

Expected income tax provision	$(500,000)	$(188,000)
(recovery)
Unrecognized tax losses	500,000	188,000
Income tax provision	$-	$-

The tax effects of temporary differences that give rise to the
Company’s future tax asset (liability) are as follows:

	December 31,	December 31 ,
	2004	2003

Loss carry forwards	$1,200,000	$730,000
Valuation allowance	(1,200,000)	(730,000)
	$-	$-

Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382.

(13)	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

			Cumulative
			From
			Inception
	Year ended	Year ended	(April 2,
	December 31,	December 31,	1989)
	2004	2003	to December
			31, 2004
Cash paid during
year for:
Interest and bank	$16,171	$24,626	$455,747
charges
Income taxes	-	-	-

During the year ended December 31, 2003, a total of 10,002,341 shares of common stock were issued in settlement of various debt obligations as follows:

(a)	In May 2003, 975,000 shares of common stock as payment for services valued at $63,375.

(b)
During the last six months of 2003, a total of 8,650,570 shares of common stock in settlement of convertible debt in the amount of $523,000 and interest accrued on the convertible debt in the amount of $71,645.

	(c)	In September 2003, 327,325 shares of common stock as payment of $98,197 of directors’ advances.

	(d)	In November 2003, 774,446 shares of common stock as payment for $387,223 owing to two directors of the Company and to a company controlled by a director of the Company.

	(e)	In November 2003, 250,000 shares on the exercise of warrants in settlement of $75,000 of accounts payable.

During the year ended December 31, 2004, there were no shares of common stock issued in settlement of any debt obligations.

(14)

SUBSEQUENT EVENTS

Retainer Stock Plan

In January 2005, the Company implemented a Retainer Stock Plan which has been fully disclosed and filed on FORM S-8 as required by the regulatory authorities. Under the Plan, a total of 3,000,000 shares of common stock can be issued to compensate directors, employees and consultants of the Company for services rendered to the Company at prices and terms to be determined by the Board of Directors. To date, no shares have been issued under the Plan.

Private Placement Financing

The Company is in the process of issuing a total of 3,150,000 shares of its common stock to a number of accredited investors under a private placement subscription agreement. These shares will be registered for sale and resale under the Form SB2 registration statement per Rule 506 of Regulation D.

To date, the shares have not yet been issued although each of the investors has signed a share subscription agreement with the Company and contributed a total of $195,000 cash to the Company of the $265,000 committed by them to purchase a total amount of 3,150,000 shares, 650,000 at $0.10 per share and 2,500,000 at $0.08 per share.

ACTIONVIEW INTERNATIONAL, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)

FINANCIAL STATEMENTS

DECEMBER 31, 2003

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

CONSOLIDATED STATEMENTS OF CASHFLOWS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of ActionView International, Inc. (formerly Acquisition Media, Inc.)

We have audited the consolidated balance sheet of ActionView International, Inc. (formerly Acquisition Media, Inc.) (a development stage company) as at December 31, 2003 and the consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. The financial statements of ActionView International, Inc. as at December 31, 2002 and for the fiscal year then ended and for the period from inception on April 2, 1989 to December 31, 2002, were audited by other auditors whose report dated March 9, 2003, expressed an unqualified opinion and included an explanatory paragraph regarding the uncertainty as to the Company’s ability to continue as a going concern. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and its cash flows and the changes in stockholders’ equity for the year ended December 31, 2003.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has not generated significant revenues from its recently acquired business, has incurred substantial losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Dale Matheson Carr-Hilton LaBonte”

CHARTERED ACCOUNTANTS

Vancouver, B.C.
March 8, 2004

F-1

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2003	2002

ASSETS

CURRENT ASSETS
Cash	41,855	7
Accounts receivable	87,463	-
Inventory	116,846	-
Prepaid expenses and other (Note 3)	302,876	-

	549,040	7
FIXED ASSETS, net of depreciation (Note 4)	81,771	-
INTELLECTUAL PROPERTY RIGHTS (Note 5)	2,152,576
GOODWILL (Note 5)	431,572

	3,214,959	7

LIABILITIES

CURRENT LIABILITIES
Bank indebtedness (Note 7)	65,450	-
Accounts payable and accrued liabilities	136,073	467,683
Deferred revenue	1,645	-
Notes payable (Note 9)	20,000	-
Convertible notes payable (Note 9)	-	355,000
Current portion of long-term debt	30,631	-
Due to related parties (Note 11)	19,932

	273,731	822,683
LONG-TERM DEBT (Note 8)	46,840	-

	320,571	822,683

CONTINGENCIES AND COMMITMENTS (Notes 1 and 6)

STOCKHOLDERS' EQUITY (DEFICIENCY)
COMMON STOCK (Note 10)
$0.001 par value; 75,000,000 shares authorized
16,300,015 issued and outstanding (2002 - 4,014,674)	16,300	4,015
ADDITIONAL PAID IN CAPITA	2,952,628	764,938
COMMON STOCK PURCHASE WARRANTS(Note 10)	56,700	-
EXCHANGEABLE SHARES (Note 10)	2,421,803	-
DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE	(2,553,043)	(1,591,629)

	2,894,388	(822,676)

	3,214,959	7
SUBSEQUENT EVENTS (Note 14)

The accompanying notes are an integral part of these consolidated financial statements.

F-2

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year		Cumulative
	Ended		From Inception
	December 31,		(April 2, 1999) to
	2003	2002	December 31, 2003
	$	$	$
REVENUES	40,790	-	40,790
COST OF REVENUES	18,100	-	18,100

	22,690	-	22,690

OPERATING EXPENSES
Consulting fees - cash	91,400	55,500	146,900
- stock based	326,100	-	326,100
Depreciation and amortization	80,861	-	80,861
Marketing	36,237	-	36,237
Investor relations	53,567	-	53,567
Professional fees	95,660	45,742	141,402
Salaries and
management fees -cash	77,471	-	77,471
- stock based	120,000	-	120,000
Office and general administrative	102,808	123,578	1,593,195
	984,104	224,820	2,575,733

NET LOSS FOR THE YEAR	(961,414)	(224,820)	(2,553,043)

BASIC NET LOSS PER SHARE	(0.13)	(0.05)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	7,665,091	4,494,127

The accompany notes are an integral part of these consolidated financial statements.

F-3

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
A DEVELOPMENT STAGE COMPANY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)

						Common	Accumulated
	Common Shares		Exchangeable Shares		Additional	Stock	During the	Total
	Number of		Number of		Paid-in	Purchase	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Warrants	Stage	Equity/(Deficit)
Balance - December 31, 2000	3,959,674	$3,960	-	$-	$660,780	$-	$(767,502)	$(102,762)
Warrants issued for services, March 2001	-	-	-	-	98,713		-	98,713
Shares issued as repayment for advances,
June 2001 at $0.10 per share	55,000	55	-	-	5,445	-	-	5,500
Shares issued for purchase of assets,
November 2001 at $ 0.55 per share	1,000,000	1,000	-	-	549,000	-	-	550,000
Net loss for the year ended December 31, 2001	-	-	-	-	-	-	(599,307)	(599,307)
Balance - December 31, 2001	5,014,674	5,015	-	-	1,313,938	-	(1,366,809)	(47,856)
Shares cancelled related to termination of
asset purchase agreement, June 2002	(1,000,000)	(1,000)	-	-	(549,000)	-	-	(550,000)
Net loss for the year ended December 31, 2002	-	-	-	-	-	-	(224,820)	(224,820)
Balance - December 31, 2002	4,014,674	4,015	-	-	764,938	-	(1,591,629)	(822,676)
Beneficial conversion price of warrants	-	-	-	-	8,134	-	-	8,134
Stock issued for services at $0.065 per share	975,000	975	-	-	62,400	-	-	63,375
Units issued in settlement of convertible notes
and accrued interest at $0.05 per share	6,700,000	6,700	-	-	328,300	-	-	335,000
Shares issued in settlement of interest on
convertible notes at $0.05 per share	1,332,460	1,332	-	-	65,291	-	-	66,623
Shares issued in settlement of directors'
advances at $0.30 per share	327,325	327	-	-	97,870	-	-	98,197
Units issued on settlement of convertible
notes at $0.25 per share	352,000	352	-	-	78,848	8,800	-	88,000
Shares issued in settlement of accrued interest
on convertible notes at $0.31 per share	16,110	16	-	-	5,006	-	-	5,022
Units issued on settlement of convertible
notes at $0.40 per share	250,000	250	-	-	89,750	10,000	-	100,000
Units issued for cash at $0.50 per unit	958,000	958	-	-	430,142	47,900	-	479,000
Shares issued on exercise of warrants at
$0.30 per share	250,000	250	-	-	84,750	(10,000)	-	75,000
Balance - carried forward	15,175,569	$15,175	-	$-	$2,015,429	$56,700	$(1,591,629)	$495,675
Shares issued on settlement of debt at
$0.50 per share	774,446	775	-	-	386,449	-	-	387,224
Exchangeable shares issued at $0.30 per share	-	-	8,422,675	2,526,803	-	-	-	2,526,803
Exchangeable shares converted at
$0.30 per share	350,000	350	(350,000)	(105,000)	104,650	-	-	-
Stock options granted	-	-	-	-	446,100	-	-	446,100
Net loss for the year ended December 31, 2003	-	-	-	-	-	-	(961,414)	(961,414)
Balance - December 31, 2003	16,300,015	$16,300	8,072,675	$2,421,803	$2,952,628	$56,700	$(2,553,043)	$2,894,388

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASHFLOWS

			Cumulative
	For the year ended		From Inception
	December 31,		(April 2, 1999) to
	2003	2002	December 31, 2003
	$	$	$

CASH FLOW FROM (USED IN ) OPERATING ACTIVITIES
Net income (loss) for the year	(961,414)	(224,820)	(2,553,043)
Adjustments to reconcile to net cash from operating activities:
depreciation and amortization	80,861	-	82,044
finance expense on beneficial conversion features	8,134	-	363,134
bad debt	-	-	340,000
common stock issued for services	63,375	-	174,375
common stock issued for debt settlement	-	-	-
warrants issued for services	-	-	98,713
stock based consulting fees	326,100	-	326,100
stock based salaries and management fees	120,000	-	120,000
accounts receivable	(16,123)	-	(16,123)
inventory	(88,202)	-	(88,202)
prepaid expenses and other assets	(274,402)	-	(263,373)
accounts payable	191,604	224,330	658,787
deferred revenue	(1,167)	-	(1,167)

NET CASH USED IN OPERATING ACTIVITIES	(551,234)	(490)	(758,755)

CASH FLOW FROM (USED IN ) INVESTING ACTIVITIES
Purchase of fixed asset	(53,997)	-	(53,997)
Net cash acquired on acquisition of ActionVie	(53,439)	-	(53,439)
Cash acquired on reorganization of the Compan	-	-	23,540

NET CASH USED IN INVESTING ACTIVITIES	(107,436)	-	(83,896)

CASH FLOW FROM (USED IN ) FINANCING ACTIVITIES
Additional capital contributed	-	-	82,488
Issuance of common stock for cash	479,000	-	565,500
Payment of advance receivable	-	-	(340,000)
Convertible notes payable proceeds	188,000	-	543,000
Long term debt advances, net of repayments	(4,657)	-	(4,657)
Bank indebtedness	25,782	-	25,782
Related party advances	12,393	-	12,393

NET CASH FROM FINANCING ACTIVITIES	700,518	-	884,506

INCREASE (DECREASE) IN CASH	41,848	(490)	41,855

CASH, BEGINNING OF THE YEAR	7	497	-

CASH, END OF THE YEAR	41,855	7	41,855

Supplemental disclosure with respect to cash flows(Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

(1)

NATURE AND CONTINUANCE OF OPERATIONS

ActionView International, Inc. (formerly Acquisition Media, Inc.) (the "Company"), was incorporated on January 26, 1986, as Vantage, Inc., under the laws of the State of Nevada. During 1995, the Company changed its name from Vantage, Inc. to Cofitras Entertainment, Inc. then on October 27, 1999 changed its name to BingoGold.com. On November 26,1999, the Company then changed its name from BingoGold.com to Gameweaver.com, Inc. On November 26, 2001, the Company acquired the assets of Inform Online, Inc. ("Inform") and changed its name to Inform Media Group, Inc. On August 12, 2002, the Company changed its name to Acquisition Media, Inc. The Company is currently considered a development stage enterprise, under the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 7

Nature of Business:
In November 1999, the Company entered an agreement to acquire Gameweaver.com, Inc. This agreement was rescinded in December of 1999.

On November 13, 2000, the Company announced that it was to acquire 14,610,000 shares of Streamscape, representing 100% of the shares of Streamscape’s common stock, in exchange for 17,700,000 shares of the Company’s common stock. During April of 2001 the agreement was rescinded and the shares of the Company’s common stock were returned to treasury and cancelled.

On November 26, 2001, the Company acquired hardware, software, and intellectual properties of a private proprietary network that links display digital systems to deliver advertisements in real time throughout the world in exchange for 1,000,000 restricted shares of the Company’s common stock. The agreement was terminated June 24, 2002, the assets were returned, and the shares of the Company’s common stock were returned to treasury and cancelled.

By agreement dated March 25, 2002, the Company issued 2,500,000 shares of its common stock for consideration in the purchase of 100% of Tele-Pacific Communications (Samoa) Inc. from Pacific E-Link Corporation. The agreement was not consummated and as of August 8, 2002 the share acquisition agreement was terminated and the shares of the Company’s common stock were cancelled.

In September 2003 the Company acquired 100% of Action View Advertising Systems, Inc. and related technology rights (See Notes 5 and 6). On August 20, 2003, the Company changed its name to ActionView International, Inc. to better reflect the business operations of Action View. Action View engages in the manufacturing, assembly and marketing of programmable scrolling backlit billboard poster signs used in retail advertising venues.

Going concern
These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America with the on-going assumption applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The continued operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. To date, the Company has incurred losses since inception totaling $2,553,043. The Company is planning additional ongoing equity financing by way of private placements to fund its obligations and operations.

F-6

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in a significant dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected.
Given the Company's limited operating history, lack of sales, and its operating losses, there can be no assurance that it will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

(2)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Financial Statements:
These consolidated financial statements include the accounts of the Company, a Nevada Corporation and its 100% interest in 6126421 Canada Ltd. (its wholly-owned Canadian subsidiary incorporated August 11, 2003) (“612 Canada“). 612 Canada also owns 100% of the issued and outstanding shares of Action View Advertising Systems, Inc. (“Action View”), a British Columbia corporation acquired effective September 9, 2003. (refer to Note 6).

Inventory
Inventory consists of programmable scrolling backlit billboard poster signs and are valued at the lower of cost or net realizable values. Cost is determined on "the first-in, first-out basis."

Fixed assets
Fixed assets are recorded at cost. Depreciation is computed using the following methods and rates calculated to depreciate the cost of the assets less their residual values over their estimated useful lives.

Signs: Straight-line basis over (5) years Leasehold Improvements: Straight-line basis over (3) years Furniture and fixtures: Straight-line basis over (4) years

Fixed assets are reviewed for impairment whenever circumstances indicate that their carrying amount is not recoverable and exceeds their fair value. The carrying amount of a fixed asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposal.

The costs of signs includes component parts, labour and freight up to the point of substantial completion of the signs. The signs are considered substantially complete and ready for their intended use at the earlier of the date of completion of their construction and installation or the date when related revenue recognition commences.

Disposal of long-lived assets
In accordance with SFAS 144, “Accounting for the Impairment on Disposal of Long-Lived Assets” (SFAS 144), the Company measures all long-lived assets that are to be disposed of by sale at the lower of book value or fair value less cost to sell.

Intangible assets
The Company has adopted the provision of the Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually. Intangible assets with a definite life will be

F-7

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

amortized over that expected life and will also be tested for impairment annually. The Company’s intellectual property is being amortized over 10 years. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset.

Foreign currency transactions
The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, since the functional currency of the Company is U.S. dollars, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and capital asset accounts are translated by using historical exchange rates. Any remeasurement gain or loss incurred is reported in the consolidated income statement.

Revenue Recognition
The Company's revenue is primarily derived from the sale of signs and related services, advertisement income, sign rental revenue and franchise fees. Since the date of acquisition, Action View’s revenue consists of advertising and related service revenues. The Company records revenue when the amount is fixed or determinable, delivery has occurred or services have been performed, and collection is reasonably assured.

Revenue derived from the sale and/or rental of signs and related services is recognized as goods are delivered or when services are performed. Amounts received in advance are recorded as deferred revenue.

Advertisement income is revenue derived from customers placing advertisements in the Company's signs set up at different business locations. Revenue is recognized over the period that the service is provided.

Franchise fees are the initial non-refundable fees derived from franchisees upon signing of the franchise agreement. The fees are for the purpose of arranging the franchise agreements providing initial training services and related materials to franchisees on the operation of the signs. Revenue is recognized when the initial services are performed.

Income Taxes
The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

Financial Instruments
The Company's financial instruments consist of cash, accounts receivable, inventory, prepaid expenses, accounts payable, notes payable, bank operating loan and long-term debt. Unless otherwise noted, it is the management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Unless otherwise noted, the fair value of these financial instruments approximates their carrying values.

Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that

F-8

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation
In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company commencing December 31, 2002.

The Company has elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

The following table illustrates the pro forma effect on net income (loss) and net income (loss) per share as if the Company had accounted for its for stock-based employee compensation using the fair value provisions of SFAS No. 123 using the assumptions as described in Note 10:

		December 31, 2003	December 31, 2002

Net loss for the year	As reported	$(961,414)	$(224,820)
SFAS 123 compensation expense	Pro-forma	(266,500)	-

Net loss for the year	Pro-forma	$(1,227,914)	$(224,820)

Pro-forma basic net loss per share	Pro-forma	$(0.16)	$(0.05)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation – An Interpretation of APB Opinion No. 25 (“FIN 44”), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

F-9

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

Loss Per Share:
The computation of basic loss per share (“basic LPS”) is computed by dividing net loss available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share (“dilutive LPS”) gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted LPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on net loss. As of December 31, 2003, the Company had approximately 9,010,000 potentially dilutive securities. (December 31, 2002 1,000,000 potentially dilutive securities). The accompanying presentation is only of basic loss per share as the potentially dilutive factors are anti-dilutive to basic loss per share.

Recent accounting pronouncements

In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations” which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS 143 has not had any impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No. 146 nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred whereas under EITF Issue No. 94-3 a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 has not had any impact on the Company's financial position or results of operations.

In May 2003, SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", was issued. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Generally, a financial instrument, whether in the form of shares or otherwise, that is mandatorily redeemable, i.e. that embodies an unconditional obligation requiring the issuer to redeem it by transferring its shares or assets at a specified or determinable date (or dates) or upon an event that is certain to occur, must be classified as a liability (or asset in some circumstances). In some cases, a financial instrument that is conditionally redeemable may also be subject to the same treatment. This Statement does not apply to features that are embedded in a financial instrument that is not a derivative (as defined) in its entirety. For public entities, this Statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 does not affect the Company's financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting for Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 clarifies the requirements for a guarantor’s accounting for, and disclosure of, certain guarantees issued and outstanding. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation also incorporates without reconsideration the guidance in FASB Interpretation No. 34, which is being

F-10

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

superseded. The adoption of FIN 45 will not have a material effect on the Company’s financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletins (“ARB”) No. 51, Consolidated Financial Statements (“FIN 46”). Fin 46 applies immediately to variable interest entitles created after January 31, 2003, and in the first interim period beginning after June 15, 2003 for variable interest entities created prior to January 31, 2003. The interpretation explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. The interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. The adoption of FIN 46 will not have a material effect on the Company’s financial statements.

Comparative figures
Certain of the comparative figures have been restated to conform to the current year’s presentation.

(3)

PREPAID EXPENSES

Prepaid expenses consist of $270,000 prepaid arm’s length investor relations costs, $31,225 in prepaid trade dollars and rental deposit of $1,641. The prepaid investor relations costs represent costs of an investor relations program to be conducted in January and February of 2004.

(4)	FIXED ASSETS
	December 31,	December 31,
	2003	2002
Rental signs	$141,031	$-
Furniture and fixtures	4,174	-
Leasehold improvements	10,785	-

	155,990	-
Less: accumulated depreciation	(74,219)	-

	$81,771	$-

Under the terms of the Company’s loan with the Royal Bank, the operating line of credit is secured by a general security agreement over all of the assets of Action View. (See Note 6.)

(5)

INTELLECTUAL PROPERTY RIGHTS
By agreement effective September 9, 2003, the Company through 612 Canada acquired the Intellectual Property rights relating to a computer programmable scrolling, backlit billboard poster sign. As of December 31, 2003 the Company is in the process of obtaining certain patents with respect to the Intellectual Property Rights.

612 Canada issued 7,422,675 Exchangeable Shares to the principals of Action View in exchange for the intellectual property rights described above. The Exchangeable Shares can be exchanged into shares of Actionview International, Inc. on a one-for-one basis at the option of the exchangeable shareholder (refer to Note 8). The exchangeable shares were issued at a fair value of US$0.30 per share with a total acquisition price of $2,226,803. (Refer to Note 10.)

F-11

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

In accordance with the provisions of SFAS 142 “Goodwill and other Intangible Assets”, the Company is amortizing the cost of the Intellectual Property Rights, on a straight-line basis, over the estimated life which has been determined, by management, to be ten years. As at December 31, 2003, the Company has determined that no impairment of intellectual property rights has occurred.

(6)

ACQUISITION OF 100% OF ACTION VIEW ADVERTISING SYSTEMS, INC.
Pursuant to the Agreement dated August 18, 2003 as amended August 25, 2003 and effective September 9, 2003, between the Company, 612 Canada, Action View, the Action View shareholders and the two principals of Action View, 100% of the issued and outstanding common shares of Action View were acquired by 612 Canada in exchange for 1,000,000 exchangeable shares of 612 Canada. In addition, 612 Canada issued a further 7,422,675 exchangeable shares to the two principals of Action View in exchange for intellectual property rights held by the principals relating to the development of Action View’s products.

Concurrent with the acquisition of Action View the Company issued 327,325 shares of common stock on settlement of a total of $98,198 owing to the two principals of Action View who became directors of the Company, subsequent to the acquisition.

A holder of an exchangeable share may, at any time, require 612 Canada to repurchase the exchangeable share for an amount equal to the then current market value of the Company’s common stock. 612 Canada may, at its option, satisfy the resulting obligation to repurchase the exchangeable shares in cash or it may elect to have the obligation satisfied by the issuance of shares of common stock by the Company. The Company issued 8,422,675 shares of common stock to a trustee to satisfy this obligation. The holders of the exchangeable shares will be granted votes in the Company on a basis of one vote for every exchangeable share held. During the year ended December 31, 2003, 350,000 exchangeable shares were exchanged for shares of the Company at $0.30 each.

The acquisition of Action View has been accounted for as a business combination using the purchase method of accounting in accordance with SFAS 141 whereby the fair value of the consideration paid has been allocated to the fair value of the underlying net assets acquired as follows:

Assets acquired at fair value:
Current assets	$128,719
Fixed assets	34,407
Goodwill	431,572

594,698
Liabilities acquired at fair value:
Current liabilities	81,825
Long term debt	53,437
Due to related parties	159,436

294,698

Purchase price – 1,000,000 exchangeable shares	$300,000

In accordance with the provisions of SFAS 142 “Goodwill and other Intangible Assets” the Company no longer amortizes goodwill, but is required to test for recoverability of long-lived assets and when the carrying amount of an asset exceeds its fair value, is required to recognize an impairment loss. As at December 31, 2003, management has determined that no impairment of goodwill has occurred.

F-12

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

The consolidated results of operations of the Company for the year ended December 31, 2003 include the results of operations of Action View from the date of acquisition on September 9, 2003 to December 31, 2003.

(7)

BANK INDEBTEDNESS
Action View has arranged an operating line of credit to a maximum of Can$100,000 (US$73,900) payable on demand and bearing interest at the Royal Bank of Canada prime plus 1.55% per annum. Both the operating line of credit, and the long term debt described in Note 8 below, are secured by a general security agreement over the assets of Action View and are guaranteed by the two directors of Action View who became directors of the Company effective September 9, 2003.

(8)	LONG TERM DEBT Security over the following debt is described in Note 7 above.

(i) Term loan with the Royal Bank, bearing interest at Royal Bank prime plus 2.25% per annum with monthly principal payments of $1,273 (Cdn $1,715) plus interest.	$17,103

(ii) Business Development Corporation ("BDC") loan, bearing interest at BDC prime plus 2% per annum with monthly payments of interest only, the principal being repayable on November 23, 2007 and monthly principal payments of $594 (Cdn$800) commencing October 2002.	28,952

(ii) BDC loan, bearing interest at BDC prime plus 2% per annum with monthly principal payments of $594 (Cdn $800) plus interest and due March 23, 2008.	31,416

77,471
Less: current portion of loans	(30,631)

$46,840

Principal repayment The aggregate amount of principal payments required in each of the next five years to meet debt retirement provisions is as follows:

Year ending	December 31, 2004	$29,532
	December 31, 2005	16,083
	December 31, 2006	14,256
	December 31, 2007	14,256
	December 31, 2008	3,344

		$77,471

(9)

CONVERTIBLE NOTES PAYABLE

On July 25, 2003, the Company issued convertible notes payable totaling $88,000. These convertible notes payable have a term of three years commencing July 25, 2003. On November 1, 2003 the Company issued 352,000 units comprised of one common share and one common share

F-13

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

purchase warrant to settle these convertible notes and 9,480 shares to settle the accrued interest relating to these convertible notes payable in the amount of $2,370. The fair value of the warrants was estimated to be $8,800 and is recorded as a separate component of stockholders’ equity.

Under the convertibility terms of the notes payable, the principal plus the accrued interest can be converted, at the option of the holder, either in whole or in part, into Units of the Company at a conversion price of $0.30 per Unit. Each Unit consists of one fully paid non-assessable common share of the Company and one Share Purchase Warrant entitling the holder to purchase an additional common share at a purchase price of $0.30 per common share at any time prior to the second anniversary of the date of the conversion of the note principal and accrued interest.

On September 2, 2003, the Company issued a convertible note payable in the amount of $100,000. The convertible note payable has a term of three years commencing September 2, 2003. On November 1, 2003 the Company issued 250,000 units comprised of one common share and one share purchase warrant to settle this convertible note and 6,630 shares to settle the $2,652 of accrued interest on the note. The fair value of the warrants was estimated to be $10,000 and is recorded as a separate component of stockholders’ equity. During the fourth quarter of 2003 these warrants were exercised. (See Note 10.)

Under the convertibility terms of the note payable, the principal plus the accrued interest, can be converted, at the option of the holder, into Units of the Company at a conversion price of $0.40 per Unit. Each Unit consists of one fully paid non-assessable common share of the Company and one Share Purchase Warrant entitling the holder to purchase an additional common share at a purchase price of $0.45 per common share at any time prior to the second anniversary of the date of the conversion of the note principal and accrued interest.

During the third quarter of 2003, the conversion option expired on $20,000 of convertible notes payable. During the third quarter, this amount was reclassified to notes payable, was and is payable on demand and bears interest at a rate of 8%.

(10)

COMMON STOCK

In 1999 the Company completed a 1-for-3 reverse stock split. Prior to the reverse stock split, the Company had 8,984,025 shares issued and outstanding. The reverse stock split reduced the issued and outstanding shares to 2,994,675. All references to common stock, common shares outstanding, average numbers of common shares outstanding and per share amounts in these Financial Statements and Notes to Financial Statements have been restated to reflect the 1-for-3 reverse stock split.

Following the reverse stock split in 1999 the Company issued 910,000 shares of common stock for services rendered. The value of these shares have been calculated at the market value of the stock at date of issuance.

On June 14, 2001 the Company issued 55,000 shares of stock to directors of the Company for expenses advanced by them totaling $98,713.

On November 26, 2001, the Company issued 1,000,000 shares of its common stock as consideration for the purchase of the assets of Inform Online, Inc. valued at $550,000. The value of these shares was calculated at the market value of the stock at the date of issuance. As of June 24, 2002, the Company terminated the asset acquisition agreement. The Company returned all the assets and the 1,000,000 shares of the Company’s common stock were returned to treasury and cancelled during the year ended December 31, 2002.

F-14

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

On March 25, 2002, the Company issued 2,500,000 shares of its common stock for consideration in the anticipated purchase of 100% of Tele-Pacific Communications (Samoa) Inc. from Pacific E-Link Corporation. These shares were placed in treasury until the completion of due diligence and the finalization of the acquisition. As of August 8, 2002, the Company terminated the share acquisition agreement in writing and the 2,500,000 shares of the Company’s common stock were cancelled.

Effective May 16, 2003, the Company issued 975,000 shares of common stock in payment of a total of $63,375 in consulting and professional fees.

During the third and fourth quarters of 2003, the Company issued a total of 7,302,000 units comprised of one common share and one common share purchase warrant on conversion of certain convertible notes payable and accrued interest (refer to Note 9). The Company also issued a total of 1,348,570 shares in settlement of accrued interest on convertible notes payable. Of the units issued, 250,000 warrants were exercised at a value of $75,000 which was offset against accounts payable.

Concurrent with the acquisition of Action View as described in Note 6, the Company issued 327,325 shares of common stock on settlement of a total of $98,198 owing to the two principals of Action View.

On November 1, 2003 the Company issued 774,446 shares of common stock in settlement of a total of $387,223 owing to two directors of the Company and to a company controlled by a director of the Company.

During the fourth quarter of 2003 Company prepared a Private Placement Offering Memorandum to sell 2,000,000 units of securities at $0.50 per unit (the “OM Units”). Each Unit consists of one share of restricted common stock of the Company and one non-transferable share purchase warrant. The Warrant entitles the holder to purchase one share of restricted common stock at $0.55 for three years.

During the last quarter of the year the Company issued a total of 958,000 of the OM Units described above. The warrants will expire by December 30, 2006. The fair value of the warrants was estimated to be $47,900 and is recorded as a separate component of stockholders’ equity. (Refer to Note 14.)

As described in Notes 5 and 6, during 2003, 612 Canada issued a total of 8,422,675 exchangeable shares with a fair value of $2,526,803 which have been recorded as a separate component of consolidated stockholders’ equity.

During the last quarter of the year the Company issued a total of 350,000 shares of common stock in satisfaction of the purchase price owing by 612 Canada on repurchase of a total of 350,000 exchangeable shares of 612 Canada.

STOCK OPTION PLAN
Effective September 18, 2003 the Company adopted a Non-Qualified Stock Option Plan (the “Plan”) which authorizes the issuance of up to 1,750,000 shares of common stock on exercise of options granted pursuant to the Plan. In addition, the Company adopted a Stock Bonus Plan which authorizes the issuance of up to 1,000,000 shares of common stock. Under the Stock Bonus Plan, the Company’s employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company’s shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

F-15

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

Pursuant to the Plan, the Company granted options to purchase 1,475,000 shares of common stock to the Company’s officers, directors, employees and to consultants of the Company. The options are exercisable at a price of $0.50 per share for the period from October 1, 2003 to September 30, 2005.

Of these options, 800,000 were granted to employees, officers and directors at less than the market value of the Company’s common stock with a total intrinsic value, being the excess of the quoted market price of the common stock over the exercise price at the date the options are granted, of $120,000. In accordance with the provisions of APB No. 25, this compensation has been recognized upon exercisability of the options being October 1, 2003. In addition, the Company has provided pro-forma disclosures as required by SFAS No. 123 and SFAS No. 148 showing the results of applying the fair value method using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 145%. Applying the fair value method has resulted in additional pro-forma compensation of $266,500 being recorded. (Refer to Note 2).

Of the total number of options granted, 675,000 were granted to consultants of the Company which were recorded at a fair value of $326,100 upon exercisability of the options being October 1, 2003. The fair value was determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 145%.

On December 1, 2003 50,000 options were granted to consultants of the company which will be recorded at a fair value of $30,200 upon exercisability of the options being January 1, 2004. The fair value was determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 3%, an expected option life of 2 years and an expected volatility of 139%.

At December 31, 2003, the Company had outstanding incentive stock options to directors, employees and consultants entitling the holders to purchase an aggregate of 1,525,000 common shares as follows:

Options	Exercise Price	Expiry Date

1,475,000	$ 0.50	September 30, 2005
50,000	$ 0.50	December 1, 2005

A summary of the Company’s stock options as of December 31, 2003 and 2002, and changes during the years ended is presented below:

	2003		2002
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Balance, beginning of year	-	$-	-	$-
Granted	1,525,000	0.50	-	-
Exercised/expired/cancelled	-	-	-	-
Balance, end of year	1,525,000	$0.50	-	$-

F-16

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

WARRANTS
On November 5, 2000, the Company issued 8% convertible notes payable in the amount of $335,000. These notes payable were convertible into Units of the Company at a conversion price of $0.20 per Unit. Each Unit is comprised of one fully-paid non-assessable common share of the Company and one Share Purchase Warrant entitling the holder to purchase an additional common share at a purchase price of $0.25 per common share. During the year ended December 31, 2003 the conversion price of the Units was reduced to $0.05 and the exercise price of the warrants was reduced to $0.10. During the year ended December 31, 2003, $335,000 of the November 5, 2000 convertible notes payable were settled through the issuance of 6,700,000 common shares and 6,700,000 common share purchase warrants.

On March 25, 2001, the Company issued 1,000,000 warrants to purchase 1,000,000 shares of the Company’s common stock at $0.20 per share to six parties. On January 6, 2003, the Company reduced the exercise price to $0.05 per share.

At December 31, 2003, the Company had outstanding warrants entitling the holders to purchase an aggregate of common shares as follows:

Warrants	Exercise Price	Expiry Date

3,000,000	$0.10	August 21, 2005
1,400,000	0.10	August 22, 2005
400,000	0.10	September 15, 2005
750,000	0.10	September 22, 2005
400,000	0.10	October 3, 2005
750,000	0.10	October 27, 2005
1,000,000	0.05	March 25, 2005
352,000	0.30	July 25, 2006
100,000	0.55	October 10, 2006
120,000	0.55	October 22, 2006
50,000	0.55	November 4, 2006
108,000	0.55	November 22, 2006
540,000	0.55	December 8, 2006
40,000	0.55	December 30, 2006
9,010,000

A summary of the Company’s warrants as of December 31, 2003 and 2002, and changes during the years ended is presented below:

	2003		2002
		Weighted		Weighted-
		Average Exercise		Average Exercise
	Warrants	Price	Warrants	Price

Balance, beginning of year	7,700,000	$0.08	7,700,000	$0.08
Granted	1,560,000	0.07	-	-
Exercised	(250,000)	(.30)	-	-
Expired/cancelled	-	-	-	-
Balance, end of year	9,010,000	$0.15	7,700,000	$0.08

(Refer to Note 14.)

F-17

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

(11)

RELATED PARTY TRANSACTIONS

During theyear, $55,942 (2002 - $NIL) of management fees were incurred to the directors of the Company and two private companies controlled by directors. As at December 31, 2003, $19,932 was owing to this private company which is unsecured, non-interest bearing and with no specific terms of repayment.

(12)	INCOME TAXES A reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

	December 31, 2003		December 31, 2002

Federal Income Tax Rate	34.0%		34.0%
Effect of valuation allowance	(34.0%	)	(34.0%	)

Effective Income Tax Rate	-		-

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities are as follows:

	2003	2002

Future income tax assets (liabilities):
Operating losses available for future periods	$2,050,000	$1,592,000

	2,050,000	1,592,000
Valuation allowance	(2,050,000)	(1,592,000)

Net future income tax asset (liability)	$-	$-

The Company has incurred operating losses of approximately $2,050,000 which, if unutilized, will expire through 2024. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur.

(13)	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

April 12, 1989
	Year ended	Year ended	(inception) to
	December 31, 2003	December 31, 2002	December 21, 2003
Cash paid during year for:
Interest	$24,626	$28,400	$439,576
Income taxes	-	-	-

In November 2001, the Company acquired the hardware, software, and intellectual properties of Inform Online, Inc. in exchange for 1,000,000 shares of the Company’s common stock. In June 2002, the agreement was terminated, the assets returned, and the stock was returned to treasury and cancelled.

In May 2003, 975,000 shares of common stock were issued as payment for services valued at $63,375.

In September 2003, 327,325 shares of common stock were issued in settlement of $98,197 of directors’ advances.

F-18

ACTIONVIEW INTERNATIONAL, INC.
(Formerly Acquisition Media, Inc.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

On November 1, 2003 the Company issued 774,446 shares of common stock in settlement of a total of $387,223 owing to two directors of the Company and to a company controlled by a director of the Company.

During the year ended December 31, 2003 a total of 8,650,570 shares of common stock were issued in settlement of convertible debt in the amount of $523,000 and interest accrued on the convertible debt in the amount of $71,645.

During the year ended December 31, 2003, 250,000 shares were issued on the exercise of warrants in settlement of $75,000 of accounts payable.

(14)	SUBSEQUENT EVENTS

On January 16, 2004, the Board of Directors approved the exercise of 1,935,000 warrants at the exercise price of $0.10 per warrant on a “cashless” basis. As a result, 1,741,500 unrestricted common shares were issued to the warrant holders in exchange for the surrender of 193,500 warrants.

In January and February of 2004 the Company issued a total of 250,000 units, of the 2,000,000 Unit Offering commenced in the fourth quarter of 2003, at $0.50 each, comprised of one common share and one common share purchase warrant for the purchase of a common share at $0.55. The warrants have a term of three years and will expire by February 20, 2007.

F-19